UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Kraton Performance Polymers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of the Stockholders of Kraton Performance Polymers, Inc., which will be held Wednesday, May 25, 2011 at 3:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.

The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in this proxy statement.

On behalf of management and the board of directors, we thank you for your continued interest in Kraton Performance Polymers, Inc.

Sincerely,

Kevin M. Fogarty,

President and Chief Executive Officer

HOUSTON, TEXAS

April 8, 2011

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2011, at 3:00 p.m. central time

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kraton Performance Polymers, Inc. will be held on Wednesday, May 25, 2011, at 3:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 for the following purposes:

1.	To elect one Class II director to serve for a three-year term and until a successor is duly elected and qualified.

2.	To approve the amendment and restatement of our 2009 Equity Incentive Plan.

3.	To conduct an advisory vote on the compensation of our named executive officers.

4.	To conduct an advisory vote on the frequency, in future years, of the advisory vote on the compensation of our named executive officers.

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.

6.	To transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Our board of directors has fixed the close of business on April 1, 2011 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. A copy of the Annual Report of Kraton Performance Polymers, Inc. for the year ended December 31, 2010 is enclosed. We plan to commence mailing our proxies, along with this proxy statement and our 2011 annual report, on or about April 13, 2011.

By Order of the Board of Directors,

STEPHEN W. DUFFY,

Vice President, General Counsel and Secretary

HOUSTON, TEXAS

April 8, 2011

YOUR VOTE IS IMPORTANT! WE HOPE YOU WILL VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

RECENT DEVELOPMENTS

On April 6, 2011, entities affiliated with TPG Capital, L.P. (collectively, “TPG”) and J.P. Morgan Partners, LLC (collectively, “JPMP”) sold all of their common stock of Kraton Performance Polymers, Inc. in a public offering. Prior to the sale, and as of April 1, 2011, which is the record date for determining the Kraton stockholders who are entitled to vote at the Annual Meeting of Stockholders, TPG owned approximately 18.80% of our outstanding common stock, and JPMP owned approximately 12.53%. TPG and JPMP have informed us that they each retained and did not transfer in the sale transaction the right to vote the Kraton common stock held by them on the record date.

Three of the four Class II directors whose terms expire at the 2011 Annual Meeting of Stockholders, Kelvin L. Davis, Kevin G. O’Brien and Nathan H. Wright, were designees of TPG or JPMP under a Registration Rights and Shareholders’ Agreement with us. As a result of the sale, TPG and JPMP no longer have the right to designate nominees for director under the agreement, and on or about April 4, 2011, Messrs. Davis, O’Brien and Wright notified Kraton of their intention not to stand for reelection at the 2011 annual meeting. Our other directors who were designees of TPG and JPMP under the agreement, Timothy J. Walsh and Michael G. MacDougall, have terms that do not expire this year. They are expected to resign before their terms expire, but will remain on our board of directors at the present time.

Our Nominating and Corporate Governance Committee had retained Korn-Ferry International in January 2011 to assist it in identifying and evaluating nominees for director. We anticipate adding two new Class II Directors at a future date from the pool of nominees currently being developed by Korn-Ferry.

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 25, 2011

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Who is making this solicitation of proxies?

A:	This solicitation is made by Kraton Performance Polymers, Inc. on behalf of its board of directors. This proxy statement is first being mailed on or about April 11, 2011 to stockholders of Kraton Performance Polymers, Inc., which is sometimes referred to in this proxy statement as “Kraton,” “we,” “us,” “our,” or the “company.” As used in this proxy statement and as the context requires, references to “Kraton” include our direct and indirect subsidiaries, including our direct, wholly-owned subsidiary Kraton Polymers LLC, through which substantially all of our business and operations are conducted.

Kraton will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service. Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile or telephone or in person. We have retained Georgeson Shareholder Communications, Inc., 199 Water Street, 26th Floor, New York, NY 10038, to provide services in connection with our annual meeting, including the solicitation of proxies, at an anticipated cost of $7,000, plus reimbursement of out-of-pocket expenses.

Q:	Where will the annual meeting of stockholders take place?

A:	The annual meeting of stockholders will be held on Wednesday, May 25, 2011, at 3:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.

Q:	Who may vote?

A:	All stockholders of record as of the close of business on April 1, 2011, the record date for the meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date there were 31,851,129 shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	Because many stockholders cannot attend the annual meeting, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy in one of the following ways:

•	you may cast your vote by telephone using the toll-free number provided below;

•	you may vote online at www.investorvote.com/kra; or

•	you may vote by signing and returning the enclosed proxy card. If you return the proxy card, the persons named on the card will vote your shares in the manner you indicate.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available for voting the proxy.

You may receive more than one proxy card, depending on how you hold your Kraton shares. You should vote each proxy card provided to you using one of the methods described above.

Q:	What am I being asked to vote on?

A:	We are asking you to consider and vote your proxies in order to:

•	elect one Class II director to serve until the 2014 annual meeting of stockholders (Proposal No. 1);

•	approve the amendment and restatement of our 2009 Equity Incentive Plan (Proposal No. 2);

•	hold an advisory vote on named executive officer compensation (Proposal No. 3);

•	hold an advisory vote to determine the frequency with which to hold future advisory votes on named executive officer compensation (Proposal No. 4);

•	ratify our Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011 (Proposal No. 5); and

•	transact other business that may properly come before the meeting or any postponement or adjournment of the meeting.

All of these items are discussed in more detail in this proxy statement.

Q:	What is the recommendation of the Kraton board of directors?

A:	Our board of directors recommends that stockholders vote:

•	“FOR” our nominee for Class II Director;

•	“FOR” the approval of the amendment and restatement of our 2009 Equity Incentive Plan;

•	“FOR” the advisory vote on the resolution to approve named executive officer compensation;

•	“FOR” the option of “EVERY YEAR” for the advisory vote on the frequency of future advisory votes to approve named executive officer compensation; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares

•

“FOR” the election of our director nominee (Proposal No. 1), “FOR” the amendment and restatement of our 2009 Equity Incentive Plan (Proposal No. 2), “FOR” the resolution to approve our named executive officer compensation (Proposal No. 4), “FOR” the ratification of the appointment of KPMG LLP (Proposal No. 5); and

•	“FOR” the option of “EVERY YEAR” for the advisory vote on the frequency of future advisory votes on named executive officer compensation (Proposal No. 3).

We are not aware of any other matters that may come before the annual meeting. If any other matter properly comes before the annual meeting, the proxy holders will vote the proxies according to their judgment.

Q:	What happens if I vote by proxy and later change my mind?

A:	If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time, but prior to 11:59 p.m. eastern time on May 24, 2011, by telephone or the Internet; or

•	attending the annual meeting and casting your vote in person.

If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.

Q:	Who are the proxies for the annual meeting?

A:	The named proxies for the annual meeting, Kevin M. Fogarty and Stephen W. Duffy (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the board of directors recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the annual meeting in their judgment.

Q:	What constitutes a quorum?

A:	We need a quorum of stockholders in order to transact business at our annual meeting. The presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:	Under the rules of the New York Stock Exchange (“NYSE”), if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter—the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:	Provided a quorum is present, directors are elected by a plurality of the votes represented at the meeting and voted for nominee(s) in the election. Broker non-votes will not affect the outcome of the voting on the election, and a proxy marked “withhold” with respect to a director nominee will result in such director nominee’s receiving fewer “FOR” votes.

The affirmative vote of the majority of shares represented at the meeting and voting on the proposal will determine the outcome of the advisory vote on executive compensation and the ratification of our independent registered public accounting firm. For each of these proposals, abstentions and broker non-votes will have no effect on the outcome of the vote.

With respect to the proposal relating to the frequency of advisory votes to approve named executive officer compensation, because this item seeks input from our stockholders and provides stockholders with multiple options from which to vote, there is no minimum vote required on this proposal. Abstentions and broker non-votes will not be counted as expressing any preference.

With respect to the proposal to approve the amendment and restatement of our 2009 Equity Incentive Plan, approval requires the affirmative vote of a majority of the votes cast, and the total number of votes cast must represent over 50% of the total shares outstanding as of the record date. With respect to this proposal, abstentions will have the same effect as votes cast against the proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares outstanding and entitled to vote on the proposal, in which event the amendment and restatement would not be approved.

Q:	Who will count the votes?

A:	Representatives of Georgeson Shareholder Communications, Inc. will tabulate the votes.

Q:	What shares are reflected on my proxy card?

A:	The shares listed on your proxy card represent, as of the record date, all the shares of common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.

Q:	What is Kraton’s contact information for purposes of the proxy solicitation?

A:	You can contact us by mail sent to the attention of The Corporate Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.investorvote.com/kra.

PROPOSAL 1—ELECTION OF CLASS II DIRECTOR

Our board is presently composed of eleven directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms. Immediately following the 2011 annual meeting of stockholders, our board of directors will be comprised on eight members.

The board has nominated for re-election Richard C. Brown, as Class II director, to serve until his successor is duly elected and qualified at the annual meeting of stockholders held in 2014 or until his earlier death, resignation or removal. Mr. Brown is currently a director of Kraton. On or about April 4, 2011, our other Class II directors notified us of their intention not to stand for reelection at the 2011 annual meeting. For further information on recent ownership changes and our current board composition, please refer to “Recent Developments.”

Mr. Brown has consented to being named in this proxy statement and to serving as director if elected at the Annual Meeting. If for any reason, Mr. Brown becomes unable or unwilling to serve at the time of the Annual Meeting, the board may reduce the size of the board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that Mr. Brown will be unable or unwilling to serve.

The board has determined that Mr. Brown is “independent” under the listing standards of the NYSE.

The board recommends that stockholders vote “FOR” the Company’s nominee for Class II Director.

Biographical Information

Set forth below is a brief biography of Mr. Brown and for all other members of the board of directors who will continue in office. In addition, set forth below is a biography of each of our executive officers who is not a director. Where applicable, the date a director joined our board refers to the date he joined Polymer Holdings LLC, which converted into Kraton Performance Polymers, Inc. in connection with our initial public offering in December 2009. Mr. Brown and each of our incumbent Class I and Class III directors is also a director of our principal operating subsidiary, Kraton Polymers LLC.

Also included below following each biography is a brief discussion of the specific experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee to conclude that the applicable director should serve on our board at this time. In addition to those criteria discussed below, each of our nominees and directors meets the requirements of applicable law and NYSE listing standards, is judged by the committee as a person of the highest character and integrity, and serves our goal of having a well-rounded board, including our consideration of principles of diversity. For a further discussion of the guidelines and qualifications our Nominating and Corporate Governance Committee considers, please see “—Director Nominations,” below.

Nominee for Election as Class II Director

Richard C. Brown. Mr. Brown, age 51, was named a director of our principal operating subsidiary Kraton Polymers LLC in May 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Brown is Chief Executive Officer of Performance Fibers, Inc., a global leader in high-performance industrial fibers and related materials, a position he has held since 2008. Prior to joining Performance Fibers, Mr. Brown was a vice president of W.R. Grace & Co. and President of the Grace Performance Chemicals business, which business included Grace Construction Products, Grace Residential Building Products and Darex Packaging Technologies. Previously, he spent 19 years with General Electric Co. in a series of positions with increasing responsibilities, including President of GE Silicones, Core Products Business and President of GE Sealants & Adhesives. Mr. Brown is a director of Ferro Corporation. Mr. Brown has a B.S. degree from Plymouth State University (University of New Hampshire system).

Mr. Brown has extensive experience in the chemical industry, including experience in the specialty chemicals business that is applicable to our business in general as well as to specific lines of our business. He has business leadership experience at the highest levels, currently serving as the CEO of Performance Fibers and having served in senior executive positions with major companies. Mr. Brown also has significant international business experience.

Incumbent Class I Directors: Term Expiring 2013

Dan F. Smith. Mr. Smith, age 64, was named a director and Chairman of our principal operating subsidiary Kraton Polymers LLC in February 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. He began his career with ARCO (Atlantic Richfield Company) in 1968 as an engineer. He was elected President of Lyondell Chemical Company in August 1994, Chief Executive Officer in December 1996, and Chairman of the Board of Directors in May 2007. Mr. Smith retired in December 2007 as Chairman, President and Chief Executive Officer of Lyondell Chemical Company following the acquisition of Lyondell by Basell. Mr. Smith also served as Chief Executive Officer of Equistar Chemicals, LP from December 1997 through December 2007 and as Chief Executive Officer of Millennium Chemicals Inc. from November 2004 until December 2007. Equistar and Millennium are wholly-owned subsidiaries of Lyondell. Mr. Smith is a director of Cooper Industries plc. He also serves as a member of the College of Engineering Advisory Council at Lamar University and as a member of the Board of Trustees of the Lamar University Foundation. Mr. Smith is a graduate of Lamar University with a B.S. degree in Chemical Engineering.

Mr. Smith has a long and distinguished career in the chemical industry and is widely recognized as an expert in the field. He has extensive executive experience at the highest levels, including several years of experience as the Chief Executive Officer of a major chemical company. Mr. Smith has international business experience, together with chemical engineering expertise that is of value to the board.

Barry J. Goldstein. Mr. Goldstein, age 68, was named a director of our principal operating subsidiary Kraton Polymers LLC in May 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he first joined as Chief Financial Officer in May 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein is a director of Interline Brands, Inc. and Generac Holdings, Inc. During the past five years, Mr. Goldstein served on the boards of directors of PQ Corp., Brand Energy & Infrastructure Services, Inc. and Noble Environmental Power, LLC. He received a B.S. degree in Economics from the Wharton School at the University of Pennsylvania.

Mr. Goldstein has public company accounting experience at the highest levels, having served as the Chief Financial Officer for Office Depot for over a decade, having been a partner in a major public accounting firm, and having served on numerous corporate audit committees. Mr. Goldstein also has strong corporate finance experience, demonstrated business leadership experience, and board experience in early stage public companies.

Michael G. MacDougall. Mr. MacDougall, age 40, was named a director of our principal operating subsidiary Kraton Polymers LLC and Kraton Performance Polymers, Inc. in December 2003. Mr. MacDougall is a partner of TPG. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Graphic Packaging Holding Company, Energy Future Holdings Corp. (formerly TXU Corp.) and Copano Energy L.L.C. He also serves as the Chairman of the Board of The Opportunity Network and is a member of the board of directors of the Dwight School Foundation and Iselsboro Affordable Property. Mr. MacDougall is a graduate of The University of Texas at Austin and received his M.B.A. with distinction from Harvard Business School.

Mr. MacDougall has strong skills and experience in corporate finance, having over a decade of experience in investment banking and private equity finance. He has board experience in early stage public companies. Mr. MacDougall also has a longstanding tenure on our board, which provides an institutional knowledge base that is beneficial to the board as a whole.

Timothy J. Walsh. Mr. Walsh, age 47, was named a director of our principal operating subsidiary Kraton Polymers LLC and Kraton Performance Polymers, Inc. in December 2003. Mr. Walsh is a Managing Director of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Prior to his role with CCMP, Mr. Walsh was a partner with J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners, LLC in 1993, he was a vice president of J.P. Morgan Chase & Co. (formerly The Chase Manhattan Corporation). Mr. Walsh is a director of Generac Holdings, Inc. During the past five years, Mr. Walsh served on the boards of directors of Pliant Corp and PQ Corp. Mr. Walsh received his B.S. in Economics from Trinity College, Hartford and his M.B.A. from the University of Chicago.

Mr. Walsh has deep skills and expertise in corporate finance, having over two decades of experience in banking, investment banking and private equity finance. He has board experience in early stage public companies and significant board experience managing private companies. Mr. Walsh also has a longstanding tenure on our board, which provides an institutional knowledge base that is beneficial to the board as a whole.

Incumbent Class III Directors: Term Expiring 2012

Steven J. Demetriou. Mr. Demetriou, age 52, was named a director of our principal operating subsidiary Kraton Polymers LLC and as a director of Kraton Performance Polymers, Inc. in December 2004. Mr. Demetriou is currently the Chairman and Chief Executive Officer of Aleris International, Inc., a global leader in the production and sale of aluminum rolled and extruded products, recycled aluminum, and specifications alloy manufacturing, a position he has held since 2004. Previously, Mr. Demetriou was appointed President and Chief Executive Officer of Commonwealth Industries, Inc. (a predecessor by merger to Aleris) in June 2004, after serving as a member of that company’s board of directors from 2002. Before joining Commonwealth in 2004, Mr. Demetriou was President and Chief Executive Officer of Noveon, Inc. Before that, from 1999 to 2001, he was Executive Vice President of IMC Global Inc. From 1997 to 1999, Mr. Demetriou held various leadership positions with Cytec Industries Inc., a specialty chemicals company. From 1981 to 1997, he served in management positions with ExxonMobil Corporation. Mr. Demetriou is a director of Foster Wheeler AG and OM Group, Inc. He has a B.S. degree in Chemical Engineering from Tufts University.

Mr. Demetriou has business leadership experience at the highest levels, is currently serving as the CEO of Aleris International, and has prior CEO experience before his tenure at Aleris. He has significant experience in the specialty chemicals industry and a chemical engineering background, together with substantial public company board experience. Mr. Demetriou also has a longstanding tenure on our board, which provides an institutional knowledge base that is beneficial to the board as a whole.

Kevin M. Fogarty. Mr. Fogarty, age 45, was named a director of our principal operating subsidiary Kraton Polymers LLC in January 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Fogarty was appointed our President and Chief Executive Officer on January 14, 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 15, 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa. Mr. Fogarty earned a B.S. degree in Engineering from the Technical University of Nova Scotia.

The Nominating and Corporate Governance Committee believes the Chief Executive Officer should serve on our board. As the Chief Executive Officer of our company, Mr. Fogarty sets the strategic direction of our company under the guidance of the board and provides valuable insight to the board into the day to day business issues facing our company. Mr. Fogarty has extensive sales, marketing and leadership experience in the chemical industry, including experience in the specialty chemicals business, and has broad international business experience. His strong chemical company expertise in marketing is of particular value to our board. In addition, Mr. Fogarty has high-level leadership experience in several prior positions.

Karen A. Twitchell. Ms. Twitchell, age 55, was named as a director of our principal operating subsidiary Kraton Polymers LLC and Kraton Performance Polymers, Inc. in December 2009. Since December 2010, Ms. Twitchell has been the Executive Vice President and Chief Financial Officer of Landmark Aviation, a fixed base operator in the aviation industry. Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company from 2001 to 2009. She previously served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department. Ms. Twitchell serves on the board of directors of KMG Chemicals, Inc. Ms. Twitchell holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard University.

Ms. Twitchell has broad experience in financial management and corporate finance, including investment banking and treasury. She draws on her experience as a Chief Financial Officer to assist in the oversight of the financial management of Kraton by its management team. Ms. Twitchell also has extensive chemical industry experience and approximately 30 years’ experience in senior corporate positions.

Information Regarding Executive Officers Who Are Not Directors

Biographical Information

Set forth below is a brief biography of each of our executive officers who is not a director.

Stephen E. Tremblay. Mr. Tremblay, age 52, was appointed Vice President and Chief Financial Officer in January 2008. From 1997 to 2007, Mr. Tremblay held various financial positions, including Chief Financial Officer at Vertis, Inc., a provider of print advertising and media technology. Mr. Tremblay held senior finance positions at Wellman, Inc., a provider of polyester fiber and resins, from 1990 to 1997 and was a member of the accounting and auditing practice at Ernst & Young, from 1983 to 1990. Mr. Tremblay earned a B.S. degree in Business Administration from Bryant University and is a Certified Public Accountant.

Stephen W. Duffy. Mr. Duffy, age 57, was appointed Vice President, General Counsel and Secretary in February 2008. For two and one-half years, prior to his appointment, Mr. Duffy served as Counsel to Curtis, Mallet-Prevost, Colt & Mosle, LLP, an international law firm, where he was responsible for domestic and international energy sector transactions. Mr. Duffy previously served as Senior Vice President, Legal and Government Affairs for Paramount Petroleum Corporation from July 2004 to July 2005, and as Vice President, Global General Counsel and Secretary for KoSa B.V. from December 2000 to April 2004. Mr. Duffy earned an A.B. degree from Duke University and his J.D. degree from Southern Methodist University.

Larry R. Frazier. Mr. Frazier, age 65, was appointed as Chief Information Officer in November 2008. Prior to joining us, Mr. Frazier was Chief Information Officer for Chevron Phillips Chemical Company, a position he had held since July 2000. Previous to this, Mr. Frazier was employed in various management positions with Phillips Petroleum Company (now ConocoPhillips). Earlier in his career, Mr. Frazier worked for the U.S. federal government as a statistician/mathematician. Mr. Frazier earned a B.S. degree in Mathematics from Northeastern Oklahoma State University, a Master’s Degree in Electrical Engineering from University of New Mexico and a Masters in Public Administration from Harvard University.

Lothar P. F. Freund. Dr. Freund, age 51, has served as our Vice President of Technology since 2005. He is responsible for Kraton’s global R&D programs and technical service as well as the implementation of the company-wide innovation process. Dr. Freund joined us from Koch Industries, where he served from 1989 in a variety of operating and technical positions in the polyester businesses acquired from Hoechst in 1998, most recently as the manufacturing and technology director of the PET & Nylon Polymer business of Invista, a Koch subsidiary. Dr. Freund holds a Master’s Degree and a Ph.D. in Polymer Chemistry from the University of Marburg in Germany.

Holger R. Jung. Dr. Jung, age 48, was named Vice President, Sales and Marketing, on March 14, 2011. He is responsible for all sales, marketing and market development activities globally for Kraton. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in Polymer Chemistry from the University of Marburg in Germany.

G. Scott Lee. Mr. Lee, age 48, was named Vice President of Operations effective January 1, 2011 and is responsible for Kraton’s global manufacturing, supply planning and procurement activities. He began his career with Shell Oil Company in 1985, progressing through engineering and operational leadership roles of increasing responsibility. Following our separation from Shell Chemicals in 2001, Mr. Lee served as Global Supply Chain Manager, Master Black Belt, Global Procurement Director, General Manager—USBC Products, and most recently as Vice President of Products and Supply. Mr. Lee is a graduate of Louisiana Tech University with a Bachelor of Science in mechanical engineering.

Richard A. Ott. Mr. Ott, age 57, has been our Vice President of Human Resources and Corporate Communications since December 2, 2004. Mr. Ott was the Vice President of Operations and Human Resources from June 2000 to December 2004. From 1998 to 2002, he also served as the Site Manager for our Belpre plant. Mr. Ott started with Shell Chemicals in 1976, where he held various positions in operations and business strategy. He holds a B.S. degree in Industrial Engineering from West Virginia University.

CORPORATE GOVERNANCE

Our Board of Directors

Board Composition

Our board of directors is currently comprised of eleven members. After the 2011 annual meeting of stockholders, it will be comprised of eight directors. The exact number of members of our board of directors will be determined from time to time by resolution of a majority of our full board of directors, but may at no time consist of fewer than three members.

Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.

Messrs. Goldstein, MacDougall, Smith and Walsh serve as Class I directors (with a term expiring in 2013). Messrs. Brown, Davis, O’Brien and Wright serve as Class II directors (with a term expiring in 2011). Messrs. Demetriou and Fogarty and Ms. Twitchell serve as Class III directors (with a term expiring in 2012).

Board Structure and Operation Prior to our Initial Public Offering

Prior to our initial public offering in December 2009, Kraton Polymers LLC was the operating entity that conducted our daily business. Polymer Holdings, LLC (which converted into Kraton Performance Polymers, Inc. in connection with our initial public offering) was the sole member of Kraton Polymers LLC. Prior to 2010, relevant corporate governance at the board level was undertaken at the operating company level at Kraton Polymers LLC.

Meetings and Attendance

Our board of directors met six times during 2010, and acted on various occasions by written consent. During the last full fiscal year, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the board of directors (held during the period for which he has been a director) and the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served).

Board Leadership Structure and Role in Risk Oversight

Our board believes it is preferable at this time for one of our independent Directors to serve as Chairman of the Board; therefore, we separate the roles of Chairman of the Board and Chief Executive Officer. Our Chairman of the Board presides at meetings of the board of directors and the stockholders. He leads the board’s oversight of the management of our company. Our Chief Executive Officer is responsible for implementing the policies adopted by the board and exercising general superintendence over all the business and affairs of the company. We believe our leadership structure is appropriate for our company because our independent Chairman, Dan F. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our board’s oversight of our execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day to day operations of our business to focus his abilities on executing that strategy.

Our executive management is responsible for managing the risks inherent in our business, and our board of directors oversees our executive team in the execution of its risk management function. To assist in this oversight function, our board of directors has adopted a risk management oversight matrix. This matrix identifies principal categories of risk inherent in our business, including strategic risk, operational risk, legal and compliance risk, financial statement risk, fraud risk, market risk, supply chain risk, product risk, security risk, information technology risk and project risk. Then, material risks to our business are identified under each broad risk category. For example, risk from competition is a material risk under the broad category of strategic risk. Each material risk has been either assigned to the full board for oversight, or oversight for the risk has been delegated to a committee of the board because our board believes that for that area of risk, our company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire board that is more focused on the issues pertaining to the particular risk. In addition, a member of our executive management team has been assigned as a liaison to the board or committee with respect to each material risk identified in the matrix. This liaison reports periodically, as necessary, on steps our management is taking to mitigate each material risk identified. Our management monitors the material risks facing our company and recommends updates to the risk oversight matrix as necessary to account for new material risks to our business.

Executive Sessions of the Board of Directors

Our non-management directors, all of whom are independent (as determined under the NYSE listing standards) meet regularly in executive session. Dan F. Smith, as the independent Chairman of the Board, serves as the presiding director at each executive session.

Communications with Directors

Our board of directors has established procedures whereby our stockholders and other interested parties may communicate with any member of our board of directors, the Chairman of any of our board committees or with our non-management directors as a group by mail addressed to the applicable directors or director group, in the care of: The Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Board Attendance at the Annual Meeting

Our policy is to encourage our directors to attend our annual meeting; however, such attendance is not required at this time. Eight of our directors attended the 2010 Annual Meeting of Stockholders.

Corporate Governance Guidelines

We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the standards of integrity. In that regard, our board has adopted guidelines that provide a framework for the governance of our company. In addition, we periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and are available to any stockholder upon request.

Independence

Our board has determined that each of Ms. Twitchell and Messrs. Brown, Davis, Demetriou, Goldstein, MacDougall, O’Brien, Smith, Walsh and Wright is independent under the listing standards of the NYSE. Such directors are collectively referenced in this proxy statement as the “Independent Directors.” Mr. Fogarty is not considered to be an Independent Director because he is an employee of our company.

The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making its subjective determination that each non-employee director is independent, the board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to our company and management. The board also considered the information in the context of the NYSE’s objective listing standards, as well as the types of relationships addressed in the NYSE listing standards and disclosure rules of the SEC regarding transactions with related parties.

As part of its analysis to determine director independence, the board reviewed the affiliations of Messrs. Davis, MacDougall and Wright with TPG, which is affiliated with TPG Advisors III, Inc. and TPG Group Holdings (SBS) Advisors, Inc., which were two of our stockholders at the time of the determination. In addition, the board reviewed the affiliations of Messrs. O’Brien and Walsh with JP Morgan Partners, which is affiliated with JPMP Capital Corp, one of our stockholders at the time of the determination. Based on the foregoing, the board made a subjective determination as contemplated by NYSE listing standards that, in light of the nature of the director’s relationship with the entity and/or the amount involved, those directors did not have relationships that, in the opinion of the board, would impair their independence under the NYSE listing standards.

Committees of the Board of Directors

We currently have four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The charters for each of these committees can be found in the “Investor Relations” section of our website located at www.kraton.com.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Richard C. Brown	X	X
Kelvin L. Davis
Steven J. Demetriou			X
Kevin M Fogarty				X
Barry J. Goldstein	X†
Michael G. MacDougall			X†	X
Kevin G. O’Brien			X
Dan F. Smith		X		X†
Karen A. Twitchell	X
Timothy J. Walsh		X†		X
Nathan H. Wright		X

†	Committee Chair

Audit Committee

Our Audit Committee consists of Messrs. Goldstein (Chair) and Brown and Ms. Twitchell. Mr. Brown replaced Mr. O’Brien on the Audit Committee on December 15, 2010. Our board of directors has affirmatively determined that Messrs. Goldstein and Brown and Ms. Twitchell meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. In addition, our board of directors has determined that Mr. Goldstein and Ms. Twitchell qualify as “audit committee financial experts.” The Audit Committee had 11 meetings during 2010.

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, and pre-approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the performance of the internal audit services function and reviewing auditor independence;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;

•	reviewing or discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies;

•

establishing procedures for receipt, retention and treatment of complaints received by the company regarding accounting or internal controls and the submission of anonymous employee concerns regarding accounting;

•	reviewing with our general counsel and other appropriate legal staff material legal affairs and our compliance with applicable law and listing standards;

•	reviewing the policy with respect to related party transactions and approving or rejecting proposed related party transactions; and

•	undertaking such other tasks delegated to the committee by the board of directors, including matters relating to risk oversight.

Compensation Committee

Our Compensation Committee consists of Messrs. Brown, Smith, Walsh (Chair) and Wright. Our board of directors has determined that all the committee members are independent for purposes of applicable NYSE listing standards. The Compensation Committee met six times in 2010.

The Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our executive officers and other members of management;

•	determining the compensation of our executive officers and management;

•	recommending, when appropriate, changes to our compensation philosophy and principles;

•	evaluating our overall compensation and benefits programs;

•	making recommendations to our board with respect to the establishment and terms of incentive compensation and equity-based plans and administering such plans;

•

reviewing and discussing with management, prior to the filing of the proxy statement, the disclosure prepared regarding executive compensation, including the Compensation Discussion and Analysis and the compensation tables (in addition to preparing a report on executive compensation for the proxy statement); and

•	undertaking such other tasks delegated to the committee by the board of directors, including matters relating to risk oversight.

Under its charter, our Compensation Committee may delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Compensation Committee. Without limiting the foregoing, the Compensation Committee may establish a committee comprised of our officers, directors or employees to administer defined benefit and other pension plans as may be provided in plan documentation or otherwise.

See the “Compensation Discussion and Analysis” below for information on our process and procedures for determining 2010 executive officer compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Demetriou, MacDougall (Chair) and O’Brien. Our board of directors has determined that all of the committee members are independent for purposes of applicable NYSE listing standards. The Nominating and Corporate Governance Committee met three times in 2010.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees, and recommending nominees to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	advising the board of directors with respect to the compensation and perquisites of our directors;

•	overseeing the evaluation of our board of directors and executive officers; and

•	recommending members for each committee of our board of directors.

Executive Committee

Our Executive Committee consists of Messrs. Fogarty, MacDougall, Smith (Chair) and Walsh. The Executive Committee did not meet in 2010.

Subject to the limitations specified in the committee’s charter, by Delaware law and in our Certificate of Incorporation and Bylaws, the purpose and responsibility of the committee is to act, between meetings of the board with respect to matters arising with respect to the company in the ordinary course of business and specified from time to time by the board and with respect to such other matters as may be delegated to the committee by the board.

Director Nominations

Our Nominating and Corporate Governance Committee identifies director candidates through the recommendations of directors, management and stockholders. The committee commences its process by evaluating the needs of the board going forward and then considering those directors who wish to continue to serve on the board. Then, if necessary, the committee seeks out additional candidates for board service.

The committee evaluates all director nominees, regardless of the person or firm recommending such candidate and all incumbent directors being considered for re-nomination according to established criteria, approved by the board, for selecting nominees to stand for election as directors. The committee considers all director candidates in light of the entirety of their credentials and other relevant considerations, including the quality and quantity of information about the candidate made available to the committee.

The committee is also authorized to retain search firms to identify and evaluate candidates, including for purposes of performing background reviews of potential candidates. The committee provides guidance to search firms it retains about the particular qualifications the board is then seeking. In January 2011, the committee retained Korn-Ferry International to assist it in identifying and evaluating nominees for director. For further information on recent ownership changes and our current board composition, please refer to “Recent Developments.”

In compliance with our Nominating and Corporate Governance Committee’s charter, our board has established guidelines for nominees selected to serve on our board of directors. Generally, these include:

•	the nominee’s ability to meet any requirements of applicable law;

•	the nominee’s ability to meet any requirements of the listing standards for the NYSE;

•	the nominee’s character and integrity;

•	the nominee’s business experience;

•	the nominee’s specific areas of expertise;

•	the composition of the board as a whole; and

•	principles of diversity.

In addition, our board has also determined that nominees to serve on our board should exhibit exemplary qualifications in one or more of the following areas:

•	business leadership experience, especially at the highest executive levels;

•	financial reporting experience, especially as it relates to public companies;

•	corporate finance experience;

•	experience in the chemical industry;

•	expertise in marketing; and/or

•	international business experience.

Diversity

Our Nominating and Corporate Governance Committee has not adopted a specific policy with respect to diversity. However, as noted above, the committee does consider principles of diversity as a factor in evaluating nominees to recommend for service on our board. When considering diversity for the purposes of overall board composition, the committee considers diversity in a broader context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, other public company board experience and other relevant factors. In addition, the board considers diversity factors such race, sex and national origin as important factors in evaluating individual nominees for board service and includes such factors as important criteria in identifying candidates for board service.

Stockholder Recommendations

Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Our Bylaws provide the procedures to be followed by a stockholder desiring to make a director nomination. In order for a stockholder to properly bring any item of business before a meeting of stockholders, including nominations to serve as a director, such stockholder must give timely notice thereof in writing to our Secretary in compliance with the requirements of our Bylaws. Stockholder notices or nominations for director should be made in writing to The Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”) which are on file with the SEC, and “Stockholder Proposals and Nominations for 2012 Annual Meeting” in this proxy statement for additional information.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members was formerly or during 2010 an officer of or employed by us. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or our Compensation Committee. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that is applicable to all of our directors, officers and other employees. The Code is posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and is available to any stockholder upon request. If there are any material changes to or material waivers of the Code of Ethics and Business Conduct that apply to our Chief Executive Officer and/or Senior Financial Officers, we will disclose them on our website in the same location. No information on our website or any other website is incorporated by reference into or otherwise made a part of this proxy statement.

Involvement in Certain Legal Proceedings

Steven J. Demetriou, one of our directors, is the Chief Executive Officer of Aleris International, Inc. On February 12, 2009, Aleris International and its wholly-owned U.S. subsidiaries filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in the State of Delaware.

Election of Officers

Our board of directors elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified.

Certain Relationships and Related Party Transactions

Registration Rights and Shareholders’ Agreement. Entities affiliated TPG and JPMP, our former stockholders, are party to a Registration Rights and Shareholders’ Agreement with us. Under that agreement, while TPG and JPMP’s ownership of our stock remained above specified thresholds, TPG and JPMP had the right to cause us to register their sale of our common stock with the SEC under a “shelf” registration statement and the right to designate nominees to our board of directors. Pursuant to these registration rights, we filed shelf registration statements with the SEC in September 2010 and March 2011, under which TPG and JPMP subsequently sold in the aggregate 11,512,843 Kraton shares and 7,675,229 Kraton shares, respectively. We were a party to the underwriting agreements for these offerings and provided the underwriters with customary indemnities. As a result of these sales, TPG and JPMP no longer own Kraton common stock and accordingly do not have registration or director nomination rights under the Registration Rights and Shareholders’ Agreement.

Policy Concerning Related Party Transactions

Our board has adopted a written policy relating to the approval of related party transactions. Under our policy, our employees, officers and directors are encouraged to avoid entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our law department. Pursuant to its charter, our Audit Committee is required to evaluate each related person transaction for the purpose of recommending to the disinterested members of our board of directors that the transactions are fair, reasonable and within our policy, and should be ratified and approved by the board.

In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:

•	the benefits of the transaction to our company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis in 2010.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on 31,862,629 shares of common stock outstanding on the April 6, 2011, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Except as otherwise updated or specified in the footnotes to the table below, the following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2011 of:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and each director nominee; and

•	all of the executive officers, directors and director nominees as a group.

As of April 1, 2011, affiliates of TPG and JPMP owned approximately 5,992,843 shares, or 18.80%, and 3,995,229 shares, or 12.53% of our outstanding common stock, respectively. As described more fully under “Recent Developments,” TPG and JPMP sold all of their shares of our common stock in a public offering on April 6, 2011.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Five-Percent Stockholders:
GMT Capital Corp. (3) 2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328	3,358,335	(4)	10.54%
FMR, LLC (5) 82 Devonshire Street Boston, MA 02109	2,181,800	(6)	6.85%

Directors and Named Executive Officers:
David A. Bradley	—		*
Richard C. Brown	22,186		*
Kelvin L. Davis	5,535		*
Steven J. Demetriou	26,811		*
Stephen W. Duffy	6,125		*
Kevin M. Fogarty	104,406		*
Lothar P. F. Freund	29,922		*
Barry J. Goldstein	22,186		*
Michael G. MacDougall	5,535		*
Kevin G. O’Brien	5,535	(7)	*
Dan F. Smith	51,805		*
Stephen E. Tremblay	30,162		*
Karen A. Twitchell	5,535		*
Timothy J. Walsh	5,535	(7)	*
Nathan H. Wright	5,535		*

All Directors and Executive Officers as a Group	402,249		1.25%

*	Represents beneficial ownership of less than 1%
(1)	Unless otherwise provided in the table, the address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.
(2)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The totals in this column include the following shares, beneficial ownership of which the officer or director has the right to acquire within sixty days of the Record Date: Mr. Brown—16,651; Mr. Demetriou—10,175; Mr. Fogarty—35,523; Mr. Duffy—3,700; Dr. Freund—25,981; Mr. Goldstein—16,651; Mr. Smith—14,801; and Mr. Tremblay—10,813.
(3)	GMT Capital Corp., a Georgia corporation (“GMT Capital”), is the general partner of Bay Resource Partners, L.P., a Delaware limited partnership (“Bay”) and Bay II Resource Partners, L.P., a Delaware limited partnership (“Bay II”) and has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of Bay Resource Partners Offshore Master Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Offshore Fund”) and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Thomas E. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital. GMT Capital and Mr. Claugus may be deemed to beneficially own indirect pecuniary interest as the result of performance-based fees and profit allocations. Each of GMT Capital and Mr. Claugus disclaims such beneficial ownership except to the extent ultimately realized.
(4)	This share information was obtained from a Form 4 filed with the SEC on February 2, 2011.
(5)	Pursuant to the instructions in Item 7 of Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of these shares of the common stock of Kraton as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. At December 31, 2010, the ownership of one investment company, Fidelity Disciplined Equity Fund, amounted to 1,600,000 shares or 5.02% of the Common Stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees.
(6)	This share information was obtained from a Schedule 13G filed with the SEC on February 14, 2011. Based on our records, FMR, LLC or its affiliates purchased an additional 1,500,000 shares on April 6, 2011 in the recently concluded secondary offering by entities affiliated with TPG Capital, L.P. and J.P. Morgan Partners LLC. For further information on the secondary offering, please refer to “Recent Developments.”
(7)	Messrs. Walsh and O’Brien are each one of our directors and are also Managing Directors of CCMP Capital Advisors, LLC, a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPMorgan Chase to form an independent private equity platform. Messrs. Walsh and O’Brien are serving as directors at the request of J.P. Morgan Partners and JPMP Capital Corp. beneficially owns these shares. Messrs. Walsh and O’Brien disclaim any beneficial ownership of any shares beneficially owned by JPMP Capital Corp. and related entities. The address of each of Messrs. Walsh and O’Brien is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We do not directly employ any executive officers. The executives who run our company are employed by our principal operating subsidiary Kraton Polymers LLC, and, therefore, the disclosure in this section relates to those executives. References to “our” compensation policies in this proxy statement refer to the joint policies and practices of us and Kraton Polymers LLC, and references to “our” Compensation Committee refers to both the Compensation Committees of us and Kraton Polymers LLC. Executive officers named in the Summary Compensation Table below are referred to in this proxy statement as the “named executive officers.” This section includes information and analysis related to such compensation arrangements of our named executive officers. Mr. David A. Bradley, formerly our Chief Operating Officer and a named executive officer during 2010, resigned on January 15, 2011. Information has been included below with respect to Mr. Bradley’s 2010 compensation in accordance with the requirements of the proxy rules.

Executive Summary

Elements of Compensation Paid in 2010. Material elements of compensation paid to our named executive officers in 2010 consisted of:

Element of Compensation	Performance-Based?	Purpose
Base Salary	No	• To attract and retain executive talent

Annual Cash Incentive Payments	Yes	• To incentivize the achievement of short-term performance goals

Long-Term Equity Incentive Grants (in the form of stock options)	Yes

•   To incentivize the achievement of long-term performance goals

•   To incentivize the achievement of long-term stock appreciation

•   To align the interests of management and stockholders

•   To aid retention of executive talent

Other Compensation (consisting of contribution to our Savings Plan and, for Dr. Freund, certain perquisites)	No	• To attract and retain executive talent • To provide market-competitive benefits • To serve as an additional employment incentive

Named Executive Officers. Our named executive officers for 2010 were:

•	Kevin M. Fogarty, President and Chief Executive Officer;

•	David A. Bradley, Chief Operating Officer;

•	Stephen E. Tremblay, Vice President and Chief Financial Officer;

•	Lothar P. F. Freund, Vice President—Technology; and

•	Stephen W. Duffy, Vice President and General Counsel.

2010 Operating Results. By several key financial measures, our business returned excellent results in 2010.

•	Sales volume increased 18% compared to 2009 to 307 kilotons;

•	Sales revenue increased 33% compared to 2009 to approximately $1,228 million;

•	Net income was $96.7 million, compared to a net loss of $(0.3) million in 2009;

•	Earnings per share were $3.07, compared to a loss of $(0.1) in 2009; and

•	Adjusted EBITDA[1] was $194.9 million, or 16% of revenue, compared to $91.4 million, or 9% of revenue, in 2009.

Pay-for-Performance: Increased Levels of Total Compensation. The Compensation Committee emphasizes pay for performance in determining annual compensation for our named executive officers. Due to our significantly improved 2010 results, in 2010, the aggregate total compensation paid to our named executive officers as a group and the total compensation paid to our chief executive officer increased significantly over 2009 levels, during which our business was negatively impacted by the global economic recession. Even with these increases, 2010 aggregate compensation remained below 2008 levels, when our performance was at then-record levels.

Pay-for-Performance: Significant Proportion of Total Compensation Paid in Incentive Compensation. Aggregate total compensation and aggregate cash compensation to our named executive officers and chief executive officer for 2010 reflected our Compensation Committee’s belief that a significant portion of total compensation should be in the form of incentive compensation. In 2010,

•

Aggregate incentive compensation, which was comprised of long-term equity incentive compensation (in the form of stock options) and cash incentive compensation (in the form of payments under the Polymer Holdings LLC Cash Incentive Plan), that was paid to our named executive officers as a group accounted for approximately 67% of their aggregate total compensation;

•	Total incentive compensation paid to our chief executive officer accounted for approximately 77% of his total annual compensation;

•

Aggregate cash incentive compensation paid to our named executive officers as a group accounted for approximately 51% of their total cash compensation (which consisted of base salary and cash incentive compensation); and

•	Cash incentive compensation paid to our chief executive officer accounted for approximately 60% of his total cash compensation.

Compensation Philosophy and Objectives

Our Compensation Committee looks to the aggregate compensation package for each named executive officer to determine the individual elements of each such named executive officer’s pay. Our executive compensation policy, as established by our Compensation Committee, is designed to provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives by being competitive in the marketplace with other publicly-owned chemical companies whose revenue is similar to ours.

We consider compensation to named executives of our peer companies (described below) in setting total compensation for our named executive officers. In past years, including 2010, we did not seek to benchmark our named executive officers’ compensation against that of our peer group. Commencing in 2011, our general objective will be to benchmark our named executive officers’ compensation at or near the median of the peer group we have identified because our Compensation Committee has determined that such a benchmark reflects an objective means of determining a competitive level of executive compensation.

Our Compensation Committee and our board of directors approve annual cash incentive compensation under the terms of a cash incentive compensation plan (the “Cash Incentive Plan”) targeted to pay competitive cash incentives to our named executive officers provided that pre-established individual and company

[1]	For a reconciliation of Net Income/(Net Loss) to EBITDA and Adjusted EBITDA, please refer to “Compensation Discussion and Analysis—Reconciliation Net Income/(Net Loss) to EBITDA and Adjusted EBITDA.”

performance goals are achieved. It is our intention that a significant portion of our named executive officers’ total compensation be comprised of performance-based compensation tied to the Company’s overall performance in a given year.

Our Compensation Committee may also approve the grant of options, or other equity or equity-based awards from time to time. Each of our named executive officers has one or more of the types of awards described under the section entitled “Components of Direct Compensation—Equity” below. These awards are intended to motivate our named executive officers and align their long-term interests with those of our company and our stockholders by linking this portion of the executive’s compensation with the performance of our company, while also promoting retention by utilizing multi-year vesting periods. Generally, we will also grant equity awards to executives in connection with their commencement of employment with us.

For 2010 and 2009, our Compensation Committee determined the value of such grants of equity compensation by reviewing compensation practices of peer companies, reviewing our past practice, and through individual negotiations with the executive. In addition, our Compensation Committee had the discretion to grant additional equity awards to executives, including our named executive officers, based on the individual’s contributions to our company and/or based on the results of our survey against the compensation practices of our peer group. Commencing in 2011 and consistent with our objective of benchmarking executive compensation at or near the median for our peer group going forward, our Compensation Committee has adopted a policy of annual long-term equity incentive compensation grants valued with reference to long-term incentive compensation paid by our peer group. Our Compensation Committee has the discretion to grant such awards throughout the year.

Role of the Compensation Committee

Our Compensation Committee discharges the responsibility of the board of directors relating to the compensation of our executive officers, including our named executive officers. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com.

Our Compensation Committee no less frequently than annually reviews our goals and objectives related to the compensation of our named executive officers. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates the performance of our named executive officers in light of pre-established goals and objectives and sets the compensation levels of our named executive officers based on that evaluation. In determining appropriate compensation levels, our Compensation Committee considers our performance and relative stockholder return, the compensation levels of persons holding comparable positions at our peer companies (described below) and the compensation given to our named executive officers in previous years. Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our named executive officers. Our Compensation Committee uses information provided by such advisors and consultants to determine the appropriate compensation of our named executive officers. Our Chief Executive Officer is typically consulted regarding the compensation of the named executive officers other than himself. Our Vice President of Human Resources and Corporate Communications regularly attends the meetings of the committee and provides input on compensation matters as requested by the committee. Our Compensation Committee then reviews and recommends any changes for subsequent approval by our board of directors.

Compensation Consultants. In November 2009, our Compensation Committee directly engaged Hewitt Associates LLC as a compensation consultant. Hewitt Associates was instructed to perform an overall assessment of our compensation practices as well as to provide recommendations regarding best practices regarding governance issues. Hewitt Associates selected a “peer group” of companies in the chemical industry of similar size and complexity to the company for the purposes of providing a reference point as one of many factors to consider when reviewing and advising on the compensatory scheme of the company. The peer group consisted of Arch Chemicals Inc., H.B. Fuller Co., Koppers Holdings Inc., Kronos Worldwide Inc., Minerals Technologies Inc., OM Group Inc.,

OMNOVA Solutions Inc., A Schulman Inc., Spartech Corp. and Stepan Co. We did not benchmark any element of executive compensation for 2010 to members of the peer group or otherwise. Based in part on the information, feedback and advice our Compensation Committee received from Hewitt Associates, as well as the committee’s overall review of the current compensation arrangements of our named executive officers, the committee determined that certain increases in base salaries and severance benefits were appropriate as well as additional grants of restricted stock and options in connection with the closing of our initial public offering in December 2009, each as described in more detail below. Hewitt and Associates did not provide any further services to the company relating to compensation for 2010.

In December 2010, our Compensation Committee engaged Pearl Meyer & Partners to evaluate the competitiveness of Kraton’s then-current executive compensation levels, to review the Polymer Holdings LLC 2009 Equity Incentive Plan and to provide long-term incentive compensation recommendations for our executive officers, including the named executive officers. Pearl Meyer conducted its analysis using the same peer group as was established in 2009 and evaluated the base salary, total compensation, long-term incentive compensation value and total direct annual compensation paid to our executive officers against that paid to similarly situated executives at the peer group companies. Based on this review and recommendations by Pearl Meyer, our Compensation Committee has determined that it is appropriate for our retention and recruitment goals to benchmark total annual compensation and long-term incentive compensation for our executives at or near the market median for our peer group. Based on this determination, the Compensation Committee has implemented certain salary increases and granted long-term incentive compensation in 2011 as described more fully below.

Components of Direct Compensation

Base Salary. Employment contracts for our named executive officers are established as a result of negotiation between the individual and the company at the time of hire, within a reasonable range of compensation determined by competitive data, including that described above, and by experience. Our Compensation Committee reviews the base salaries of our named executive officers on an annual basis and determines if an increase is warranted based on its review of individual performance, compensation comparisons (with executives in comparable positions and comparisons among our other executives), consultation with our Chief Executive Officer and consideration of each named executive officer’s experience and skills.

Our practice in 2010 was to take into consideration the base salaries of similarly situated executives at other companies to obtain a general understanding of current compensation practices when setting base salaries for our named executive officers, but we did not establish base salaries with reference to a specific percentile of base salaries earned by others inside or outside our company or otherwise benchmark salaries to those earned by others inside or outside our company. Internal compensation information and external compensation information were relevant factors in setting the base salaries for our named executive officers. The Compensation Committee has determined that the decision to benchmark at or near the median is necessary in order to offer compensation that is competitive with our peers in the industry in order to serve our recruitment and retention goals.

For 2010, the base salaries of Messrs. Fogarty, Bradley, Tremblay, Freund and Duffy were $575,000, $425,000, $375,000, $300,000 and $300,000, respectively. These included salary increases implemented in connection with our initial public offering in December 2009, which increases were determined to be appropriate in light of the increase in our named executive officers responsibilities and duties in connection with assuming an executive role at a public company and were based in part on recommendations by Hewitt Associates in establishing competitive pay for our executives. Effective January 1, 2011 and consistent with our election to benchmark at or near the median for our peer group, base salaries for Messrs. Fogarty and Freund were increased to $700,000 and $325,000, respectively.

Annual Cash Incentive Compensation. Our Compensation Committee intends for a significant portion of potential total cash compensation to be based on the performance of our company because the committee believes that performance-based compensation is best suited to aligning the interests of our named executive officers and our stockholders. Pursuant to their employment agreements, our named executive officers are eligible to receive potential annual cash incentive compensation at target levels equal to 100% of base salary for Mr. Fogarty, 75% of base salary for Mr. Bradley and 50% of base salary for each of Messrs. Tremblay, Freund and Duffy, with maximum bonuses of 200% of the target bonus amount. For eligible executives, including our named executive officers, this annual cash incentive compensation is earned and payable under the Polymer Holdings LLC Cash Incentive Plan.

Polymer Holdings LLC Cash Incentive Plan. The purposes of the Cash Incentive Plan are to promote the interests of our company and its stockholders by providing compensation opportunities that are competitive with other companies, and to provide performance-based cash bonus awards to those individuals who contribute to the long-term performance and growth of our company. Generally, our Compensation Committee will establish target bonuses for employees based on position and level of responsibility and grant awards based on the achievement of pre-established company and/or individual goals. Participants receive payments, if any, in cash following written certification by our Compensation Committee of the extent to which the applicable performance targets have been achieved, and in no event more than two and one half months following the end of the performance period to which such certification relates. The amount paid to a participant under the plan that relates (i) to a performance period of one year may not exceed $3,000,000 and (ii) to a performance period of more than one year may not exceed $9,000,000. This plan was adopted to take advantage of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. The plan contains additional limitations and requirements for awards to Covered Employees (as defined in Section 162(m) of the Code), including our named executive officers.

On March 8, 2010, our Compensation Committee approved the Performance Targets under the Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers. For the bonus year that ended December 31, 2010, our Compensation Committee established the following Target Bonus amounts for our named executive officers:

Named Executive Officer	Target Bonus
Kevin M. Fogarty	1.0 x Base Salary
David A. Bradley	.75 x Base Salary
Stephen E. Tremblay	.50 x Base Salary
Lothar P. F. Freund	.50 x Base Salary
Stephen W. Duffy	.50 x Base Salary

As described more fully below, if the Business Performance Targets and the Personal Performance Targets had been achieved at the maximum, or “stretch,” levels, each named executive officer’s actual bonus could have been be up to two times his Target Bonus.

The Compensation Committee established Business Performance Targets for the company and Personal Performance Targets for each named executive officer and assigned a percentage weighting to the achievement of each. The actual bonus earned has been calculated as the sum of

•	the amount earned for achievement of Business Performance Targets times the seventy-five percent (75%) weighting assigned to the achievement of Business Performance Targets, and

•	the Personal Performance Targets times the twenty-five percent (25%) weighting assigned to the achievement of Personal Performance Targets,

provided that if no bonus compensation was to have been payable for the achievement of Business Performance Targets, then no annual bonus compensation would have been payable to the participants, and provided, further, that, because we consider the achievement of workplace safety as a key component of overall performance, a safety multiplier from 0.9 to 1.1 is applied to the total based on the overall safety performance of our company, such that the bonus for any given named executive officer was calculated using the following formula:

Safety Multiplier x ((0.75 x Business Factor) + (0.25 x Personal Factor)) = Total Annual Cash Incentive

The Business Performance Targets were comprised of three performance measures, each of which was assigned an individual weighting by our Compensation Committee: achievement of adjusted EBITDA (60%); achievement of operating cash flow (20%); and percentage of innovation sales (percentage of income generated from sales of products commercialized within the past five years) (20%). The Compensation Committee established threshold, target and stretch targets for each of these factors, which if achieved, would have provided a ratable bonus multiplier of from 0.5 to 2.0.

The Personal Performance Criteria were comprised of three or more performance measures within the executive’s area of management or control, each of which was assigned an individual weighting. Examples of Personal Performance Criteria included: the achievement of specific goals (such as the successful commercialization of a specific product, execution of a particular capital spending project or the implementation of a new system or process) and the successful management of matters under the executive’s control (such as safety performance, compliance, and process management and control). The Compensation Committee established threshold, target and stretch targets for each of these factors, which if achieved, would have provided a ratable bonus multiplier of from 0.5 to 2.0.

For 2010, our Business Performance Targets were as follows ($ in millions):

	Weighting	Threshold 0.5x	Target 1.0x	Stretch 2.0x
Adjusted EBITDA	60%	$117	$156	$180
Operating Cash Flow	20%	$63	$89	$115
Innovation %	20%	12%	14%	16%

And, our performance against these Business Performance Targets was as follows:

	Weighting	Threshold 0.5x		Target 1.0x	Stretch 2.0x
Adjusted EBITDA[2]	60%				$195	1.20
Operating Cash Flow	20%	$62				0.00
Innovation %	20%	13	%*			0.14

				Subtotal:		1.34
				Safety Multiplier:		x 1.10

				Company Factor:		1.47

*	partial performance assigned a factor of 0.75

Based on the performance of our business and each individual named executive officer against his Personal Performance Factors, for 2010, we paid total cash incentive compensation to our named executive officers in the following amounts: Mr. Fogarty ($872,850); Mr. Bradley ($457,566); Mr. Tremblay ($267,867); Dr. Freund ($217,388); and Mr. Duffy ($218,419), which amounts are reflected in the 2010 Summary Compensation Table.

[2]	For a reconciliation of Net Income/(Net Loss) to EBITDA and Adjusted EBITDA, please refer to “Compensation Discussion and Analysis—Reconciliation Net Income/(Net Loss) to EBITDA and Adjusted EBITDA.”

Cash Incentive Plan Targets for 2011. On January 26, 2010, our Compensation Committee established the following targets under the Cash Incentive Plan for our named executive officers for 2011, for cash incentive compensation, if any, to be payable on or before March 15, 2012:

Named Executive Officer	Target Bonus
Kevin Fogarty	1.0 x Base Salary
Stephen E. Tremblay	.50 x Base Salary
Lothar P. F. Freund	.50 x Base Salary
Stephen W. Duffy	.50 x Base Salary
David A. Bradley	No target*

*	terminated employment with us on January 15, 2011

Cash incentive plan payouts will be determined on the same basis as for 2010, entailing a calculation based on the achievement of business performance targets (75% weighting) and personal performance targets (25% weighting) as adjusted by a safety performance multiplier (of 0.9, 1.0 or 1.1).

Equity Compensation. In order to align the interests of our named executive officers with those of the company and its stockholders, the Compensation Committee has determined that a material portion of each named executive officer’s compensation should be in the form of equity or equity-based awards. The Compensation Committee’s current approach to equity compensation is to grant options or restricted shares, or a combination thereof, to the company’s executives. While options specifically reward only an increase in the value of the company following their grant, restricted shares also serve as a useful retention tool because the executive benefits from their value immediately upon vesting. On the other hand, options permit the deferral of income recognition to a time of the executive’s choosing (within the term of the option), while restricted shares are taxable upon vesting. Equity awards are made under the Polymer Holdings LLC 2009 Equity Incentive Plan. A discussion of the provisions of the plan follows.

The purposes of the 2009 Equity Incentive Plan are to promote the interests of the company and its stockholders by providing the employees and independent contractors of the company, and eligible non-employee directors of Kraton, who are largely responsible for the management, growth, and protection of the business of the company, with incentives and rewards to encourage them to continue in the service of the company. The 2009 Equity Incentive Plan is administered by our Compensation Committee. At the end of fiscal year 2010, there were 3,579,484 shares of common stock reserved for issuance under the 2009 Equity Incentive Plan. Subject to the terms of the Plan, 1,000,000 of the reserved shares may be issued pursuant to incentive stock options. Subject to adjustment (and approval by the stockholders of Proposal 2), no participant may receive Awards under the 2009 Equity Incentive Plan in any calendar year that relate to more than 300,000 shares of common stock.

The 2009 Equity Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance-based compensation awards, in addition to other equity or equity-based awards as the board determines necessary from time to time.

In January 2010, we granted options to purchase 469,939 shares of our common stock, of which 344,136 were granted to our named executive officers as follows: Mr. Fogarty (177,619), Mr. Bradley (88,809), Mr. Tremblay (37,004), Dr. Freund (22,202), and Mr. Duffy (18,502). These amounts were determined by our compensation committee based on the market analysis conducted by Hewitt Associates described above. These options have a ten year term and vest in equal installments over five years. In December 2009 following our initial public offering, we granted 74,008 shares of restricted stock to Messrs. Fogarty (37,004 shares), Bradley (22,202 shares) and Tremblay (14,802 shares) which were included in 2009 compensation and reported in our proxy statement issued in connection with our 2010 annual meeting of stockholders.

On March 7, 2011, we granted long-term incentive compensation to our named executive officers in the following amounts: Mr. Fogarty (16,977 shares of restricted stock / 83,098 options); Mr. Tremblay (4,547 shares of restricted stock / 22,259 options); Dr. Freund (3,941 shares of restricted stock / 19,291 options); and Mr. Duffy (2,425 shares of restricted stock / 11,871 options). The options have a ten year term and vest in equal installments over three years, and the restricted shares are subject to three-year cliff vesting. Mr. Bradley had resigned prior to these grants of equity compensation. The total amount of these grants and the allocation between restricted stock awards and option grants were made with reference to Pearl Meyer & Partners’ review of our long-term incentive compensation practices. Based on that review, our Compensation Committee has adopted a policy of granting annual long-term incentive compensation in the form of equity incentive grants at multiples of the target annual cash incentive compensation for our named executive officers. In particular, for the 2011 grants, the committee has elected the following multiples of target bonus for the purposes of establishing the value of long-term equity incentive grants: Mr. Fogarty (3x), Mr. Tremblay (3x), Dr. Freund (3x), and Mr. Duffy (2x). The committee settled on these levels of long-term incentive compensation in order to serve our goal of benchmarking total direct annual compensation to our named executive officers at or near the median for our peer group companies, which the Compensation Committee believes is necessary in order to recruit and retain quality executive talent. Vesting and other terms of the grants were based upon the recommendation of Pearl Meyer based upon its market analyses.

Fringe Benefits/Perquisites. We reimburse Dr. Freund (i) for travel expenses to his home country of Germany for himself and his spouse and up to two of his dependents once per year and (ii) for expenses related to tax preparation, in both cases pursuant to his employment agreement. No other material fringe benefits or perquisites are provided to our named executive officers. We provide these perquisites to Dr. Freund because they aid us in retaining his valuable services and yet can be provided at relatively little cost to the company.

U.S. 401(k) Plan. Our named executive officers are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.

U.S. Pension Plan. Our executive officers who were hired prior to October 15, 2005, which includes Mr. Fogarty and Dr. Freund, were afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (i) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (ii) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the savings plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan.

Non-Qualified Restoration Plans. Our named executive officers who participate in our U.S. savings plan and/or U.S. pension plan are eligible to participate in a non-qualified defined benefit restoration plan and non-qualified defined contribution restoration plan, respectively. These non-qualified plans are intended to restore certain benefits that may not be provided under the tax-qualified savings plan and pension plan, respectively, due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code.

Retiree Medical Benefits. Health and welfare benefits are provided to eligible employees in the United States, including our named executive officers, who retire from Kraton Performance Polymers. Retirees under the age of 65 are eligible for the same medical, dental, and vision plans as active employees. To be an eligible participant, you must be an employee who retires on or after age 50 and have attained “80 points” (age plus eligibility service is greater than or equal to 80) or retire on or after age 65 and have at least 10 years of eligibility service or retire under a disability retirement. The portion the Company will pay for the post-retirement medical premium ranges from $7,000 to $10,000 per covered individual for premiums on an annual basis.

Components of Post-Employment Compensation

Employment Agreements and Severance Benefits. The employment agreements for each of our named executive officers provide for severance payments upon certain events terminating employment. In the event employment is terminated by us without “cause” or by the named executive officer for “good reason” (as each such term is defined in the employment agreements), the executive would be entitled to up to 18 months of salary and medical benefit continuation for Mr. Fogarty and up to 12 months of base salary and medical benefit continuation for all other named executive officers. In the event such termination occurs within one year immediately following a change in control of Kraton, the executive would be entitled to 24 months of salary and medical benefit continuation for Mr. Fogarty and to 18 months of base salary and medical benefit continuation for all other named executive officers, and, in addition to such salary and benefit continuation, our named executive officers would be entitled to receive an additional amount equal to the sum of (i) in the case of Mr. Fogarty, 2.0 times, or in the case each of Messrs. Tremblay, Freund and Duffy, 1.5 times, his target annual bonus, and (ii) a pro rata portion of the annual bonus he would have earned in the year of termination had his employment not terminated, based upon his date of termination. For more information on these employment agreements, see the section entitled “Employment Agreements” below.

Other Compensation Policies

Financial Restatement. The Polymer Holdings LLC 2009 Equity Incentive Plan and the Polymer Holdings LLC Cash Incentive Plan each provide that performance-based compensation granted under such plan is subject to a right of recapture. In the event the determination that a performance goal was achieved was based on incorrect data and, in fact, such goal was not achieved, any compensation under the respective plan that was paid on the basis of the achievement of such goal must be returned.

Stock Ownership Requirements. The Compensation Committee is reviewing adoption of a stock ownership policy for our named executive officers and directors and expects to adopt such a policy in 2011.

Trading in Our Stock Derivatives. Our Stock Trading Policy prohibits our employees, including our named executive officers, from speculative trading in our common stock.

Reconciliation of Net Income/(Net Loss) to EBITDA and Adjusted EBITDA

We reconcile Net Income/(Net Loss) to EBITDA and Adjusted EBITDA as follows:

	Year ended December 31,
	2010	2009
Net Income/(Net Loss)	$96,725	$(290)
Plus
Interest expense, Net	23,969	33,956
Income tax expense (benefit)	15,133	(1,367)
Depreciation and amortization expenses	49,220	66,751

EBITDA (a)	$185,047	$99,050
Add (deduct):
Management fees and expenses	—	2,000
Restructuring and related charges (b)	6,387	9,677
Other non-cash expenses (c)	3,472	4,463
Gain on extinguishment of debt(d)	—	(23,831)

Adjusted EBITDA (a)	$194,906	$91,359

(a)	EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are impacted by the spread between the first-in, first-out (FIFO) basis of accounting and the estimated current replacement cost basis. The spread between the FIFO basis and estimated current replacement cost basis resulted in a positive impact to EBITDA and Adjusted EBITDA of approximately $12 million for the year ended December 31, 2010. Conversely, EBITDA and Adjusted EBITDA, as reflected above, were negatively impacted by approximately $18 million for the year ended December 31, 2009.
(b)	2010 restructuring and related charges consisted primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization as well as expenses associated with our secondary public offering. 2009 charges consisted primarily of costs associated with the exit of the Pernis facility. Both periods also reflect charges associated with evaluating merger and acquisition transactions and potential debt refinancing.
(c)	For both periods, consists primarily of non-cash compensation. For 2009, also reflects the non-cash inventory impairment to lower inventory from FIFO cost to market value and losses on the sale of fixed assets.
(d)	In 2009, reflects the non-recurring cash gain related to bond repurchases.

Restructuring and related charges discussed above were recorded in the Consolidated Statements of Operations, as follows:

	Year ended December 31,
	2010	2009
Cost of goods sold	$—	$6,747
Research and development	—	—
Selling, general and administrative	6,387	2,930

Total restructuring and related charges	$6,387	$9,677

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Timothy J. Walsh, Chairman

Richard C. Brown

Dan F. Smith

Nathan H. Wright

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table provides information concerning compensation we paid or accrued on behalf of our principal executive officer, principal financial officer and the other three most highly compensated executive officers serving at December 31, 2010, who are sometimes referred to herein as our “named executive officers.” In accordance with SEC rules, we exclude changes in pension value and non-qualified deferred compensation earnings from the determination of who our most highly-compensated executive officers are. Mr. Bradley resigned from Kraton effective January 15, 2011. However, because he was one of our three most highly compensated executive officers (other than our principal executive and financial officers) serving at December 31, 2010, he is considered one of our named executive officers.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Non-equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Fogarty	2010	575,000	—	—	1,244,594	872,850	1,388	46,958	2,740,790
President and Chief Executive Officer	2009	470,645	—	500,000	—	—	—	80,538	1,051,183
	2008	494,394	400,000	600,000	1,023,259	1,500,000	1,643	29,664	4,048,960

David A. Bradley	2010	425,000	—	—	622,294	457,566	3,329	42,500	1,550,689
Chief Operating Officer	2009	328,723	—	300,000	—	—	—	58,296	687,019
	2008	347,622	400,000	300,000	347,908	630,000	3,877	20,857	2,050,264

Stephen E. Tremblay	2010	375,000	—	—	259,291	267,867	—	22,500	924,658
Vice President and Chief Financial Officer	2009	326,250	100,000	200,000	—	—	—	37,406	663,656
	2008	332,948	—	—	744,000	450,000	—	99,406	1,626,354

Lothar P. F. Freund	2010	300,000	—	—	155,572	217,388	899	40,095	713,954
Vice President, Technology	2009	234,375	—	—	—	—	—	34,260	268,635
	2008	250,000	200,000	—	217,000	250,000	—	15,000	932,000

Stephen W. Duffy	2010	300,000	—	—	129,645	218,419	—	18,000	666,064
Vice President, General Counsel & Secretary	2009	234,375	—	—	—	—	—	22,919	257,294
	2008	228,365	50,000	—	307,814	—	—	6,851	593,030

(1)	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value with respect to restricted stock awards and notional stock awards, profits unit awards and option awards, in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 2, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	This column consists of awards of Restricted Shares granted pursuant to the TJ Chemical 2004 Option Plan and the Polymer Holdings LLC 2009 Equity Incentive Plan.
(3)	This column consists of awards of Options to purchase shares of our common stock granted pursuant to the TJ Chemical 2004 Option Plan and the Polymer Holdings LLC 2009 Equity Incentive Plan.
(4)	Amounts listed in this column for 2010 consist of bonuses paid pursuant to the Polymer Holdings LLC Cash Incentive Plan. Please see the discussion of the specific components of the Incentive Compensation Plan under Compensation Discussion and Analysis—Components of Direct Compensation—Annual Cash Incentive Compensation.
(5)	All amounts in this column reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our pension plan during the applicable periods. Our named executive officers do not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.
(6)	Amounts in this column consists of (a) contributions to the savings plan by Kraton on behalf of Messrs. Fogarty, Bradley, Tremblay, Freund and Duffy in the amounts of $46,958, $42,500, $22,500, $21,500 and $18,000, respectively; (b) for Dr. Freund, reimbursement in the amount of $18,320 for travel expenses to his home country of Germany for himself and his direct family members once per year, and (c) for Dr. Freund, $275 for expenses related to tax preparation, in both cases consistent with his employment agreement.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 with respect to compensation plans under which our equity securities are authorized for issuance. The stockholder approvals referenced below occurred prior to our initial public offering.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,559,354	14.31	3,599,484
Equity Compensation Plans not approved by stockholders	—	—	—
Total:	1,559,354	14.31	3,599,484

2010 Grants of Plan-Based Awards

The following table provides details regarding plan based awards granted to our named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
Kevin M. Fogarty	3/8/2010	287,500	575,000	1,150,000	—	—	—
	1/3/2010	—	—	—	177,619	14.46	1,244,594
David A. Bradley	3/8/2010	159,375	318,750	637,500	—	—	—
	1/3/2010	—	—	—	88,809	14.46	622,294
Stephen E. Tremblay	3/8/2010	93,750	187,500	375,000	—	—	—
	1/3/2010	—	—	—	37,004	14.46	259,291
Lothar P. F. Freund	3/8/2010	75,000	150,000	300,000	—	—	—
	1/3/2010	—	—	—	22,202	14.46	155,572
Stephen W. Duffy	3/8/2010	75,000	150,000	300,000	—	—	—
	1/3/2010	—	—	—	18,502	14.46	129,645

(1)	These columns provide information on potential payouts under the Polymer Holdings LLC 2009 Cash Incentive Plan. For information on amounts actually earned, see the “2010 Summary Compensation Table.”
(2)	This column reflects grants of non-qualified stock options to each of our named executive officers on January 3, 2010 under our Polymer Holdings LLC 2009 Equity Incentive Plan.
(3)	The grant-date fair value for each award is computed in accordance with ASC 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 2, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

2010 Outstanding Equity Awards at the Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Fogarty	139,573	81,430	—	13.512	6/19/2018	—	—	—	—
	—	—	—	—	—	14,802	458,122	—	—
	—	—	—	—	—	37,004	1,145,274	—	—
	—	177,619	—	14.46	1/3/2020	—	—	—	—

David A. Bradley	27,259	—	—	13.512	3/8/2014	—	—	—	—
	27,753	—	—	13.512	2/1/2015	—	—	—	—
	55,372	27,686	—	13.512	6/19/2018	—	—	—	—
	—	—	—	—	—	7,401	229,061	—	—
	—	—	—	—	—	22,202	687,152	—	—
	—	88,809	—	14.46	1/3/2020	—	—	—	—

Stephen E. Tremblay	93,413	59,206	—	13.512	6/19/2018	—	—	—	—
	—	—	—	—	—	14,802	458,122	—	—
	—	37,004	—	14.46	1/3/2020	—	—	—	—

Lothar P. F. Freund	7,404	—	—	13.512	9/6/2015	—	—	—	—
	14,137	17,268	—	13.512	6/19/2018	—	—	—	—
	—	22,202	—	14.46	1/3/2020	—	—	—	—

Stephen W. Duffy	—	24,670	—	13.512	6/19/2018	—	—	—	—
	—	18,502	—	14.46	1/3/2020	—	—	—	—

(1)	All options granted prior to our initial public offering in December 2009 were granted pursuant to the TJ Chemical Holdings LLC 2004 Option Plan. Options granted from January 2010 forward are granted pursuant to the Polymer Holdings LLC 2009 Equity Incentive plan. All options except those granted in 2008 vest in equal installments over five years from the date of grant. Those granted in 2008 vest in equal installments over three years from the date of the grant. The vesting of the option grants set forth above is as follows:

•

Mr. Fogarty received a grant of 244,289 options on June 19, 2008. The remaining 81,430 of these options that were unvested at December 31, 2010 will vest on June 19, 2011, subject to Mr. Fogarty’s being employed by us on the vesting date. Mr. Fogarty also received a grant of 177,619 options on January 3, 2010, of which 35,523 vested on January 3, 2011, and 35,524 will vest on each of January 3, 2012, 2013, 2014 and 2015, subject in each case to Mr. Fogarty’s being employed by us on the vesting date.

•

Mr. Bradley received grants of 46,255 options on March 8, 2004 and 27,753 options on February 1, 2005 all of which were fully vested at December 31, 2010. Mr. Bradley also received a grant of 83,058 options on June 19, 2008. The remaining 27,686 of these options that were unvested at December 31, 2010 were forfeited on January 15, 2011, the date of termination of Mr. Bradley’s employment with Kraton. In addition, Mr. Bradley received a grant of 88,809 options on January 3, 2010 of which 17,761 vested on January 3, 2011, and the remainder of which were forfeited on January 15, 2011, the date of termination of Mr. Bradley’s employment with Kraton.

•

Mr. Tremblay received a grant of 177,619 options on June 19, 2008. The remaining 59,206 of these options that were unvested at December 31, 2010 will vest on June 19, 2011, subject to Mr. Tremblay’s being employed by us on the vesting date. In addition, Mr. Tremblay received a grant of 37,004 options on January 3, 2010 of which 7,400 vested on January 3, 2011, and 7,401 will vest on each of January 3, 2012, 2013, 2014 and 2015, subject in each case to Mr. Tremblay’s being employed by us on the vesting date.

•

Dr. Freund received a grant of 37,004 options on September 6, 2005, all of which were vested at December 31, 2010. Dr. Freund also received a grant of 51,805 options on June 19, 2008. The remaining 17,268 of these options that were unvested at December 31, 2010 will vest on June 19, 2011, subject to Dr. Freund’s being employed by us on the vesting date. In addition, Dr. Freund received a grant of 22,202 options on January 3, 2010 of which 4,440 vested on January 3, 2011, and 4,440 will vest on January 3, 2012, 4,441 on January 3, 2013, 4,440 on January 3, 2014 and 4,441 on January 3, 2015, subject in each case to Mr. Frazier’s being employed by us on the vesting date.

•

Mr. Duffy received a grant of 74,008 options on June 19, 2008. The remaining 24,670 of these options that were unvested at December 31, 2010 will vest on June 19, 2011, subject to Mr. Duffy’s being employed by us on the vesting date. In addition, Mr. Duffy received a grant of 18,502 options on January 3, 2010 of which 3,700 vested on January 3, 2011, and 3,700 will vest on January 3, 2012, 3,701 on January 3, 2013, 3,700 on January 3, 2014 and 3,701 on January 3, 2015, subject in each case to Mr. Duffy’s being employed by us on the vesting date.

(2)	Each of Messrs. Fogarty, Bradley and Tremblay has received restricted stock grants vesting in installments over three or five years or having a three year cliff vest. In addition, Mr. Fogarty has received a grant of notional restricted stock units vesting in installments over five years. The vesting of the restricted stock grants set forth in the table above is as follows:

•

Mr. Fogarty received a grant of 22,202 notional restricted stock units on July 15, 2005, all of which were fully vested at December 31, 2010. Mr. Fogarty received a grant of 44,405 restricted shares on June 19, 2008. The remaining restricted 14,802 shares of this grant will vest on June 19, 2011, subject to Mr. Fogarty’s being employed by us on the vesting date. Mr. Fogarty also received a grant of 37,004 restricted shares on December 22, 2009, which will vest on December 22, 2012, subject to Mr. Fogarty’s being employed by us on the vesting date.

•

Mr. Bradley received a grant of 14,802 restricted shares on September 10, 2004 and 7,401 restricted shares on March 17, 2005, all of which were fully vested at December 31, 2010. Mr. Bradley also received grants of 22,202 restricted shares on June 19, 2008 and 22,202 shares on December 22, 2009, which were forfeited on January 15, 2011, the date of termination of Mr. Bradley’s employment with Kraton.

•	Mr. Tremblay received a grant of 14,802 restricted shares on December 22, 2009, which will vest on December 22, 2012, subject to Mr. Tremblay’s being employed by us on the vesting date.

(3)	The market value of shares that have not yet vested are calculated based on our closing price on December 31, 2010, the last trading day of the year, which was $30.95.

2010 Option Exercises and Stock Vested Table

The following table sets forth information regarding equity awards held by our named executive officers exercised or vested during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kevin M. Fogarty	115,796	2,103,316	19,242	392,448
David A. Bradley	18,996	337,527	8,881	170,125
Stephen E. Tremblay	25,000	329,950	—	—
Lothar P. F. Freund	50,000	489,350	—	—
Stephen W. Duffy	49,338	651,163	—	—

(1)	The value realized is calculated by multiplying the number of options exercised by the difference between the market price of the underlying securities at exercise and the exercise price of the option.
(2)	The value realized is calculated by multiplying the number of shares of stock by the closing price of the underlying shares on the vesting date.

2010 Pension Benefits

The following table sets forth information regarding participation of our named executive officers in our pension plans.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Kevin M. Fogarty	Pension Plan	0.60	6,242	—
	Pension Benefit Restoration Plan	0.60	—	—

David A. Bradley	Pension Plan	1.76	13,369	—
	Pension Benefit Restoration Plan	1.76	—	—

Stephen E. Tremblay	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—

Lothar P. F. Freund	Pension Plan	0.34	4,787	—
	Pension Benefit Restoration Plan	—	—	—

Stephen W. Duffy	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—

U.S. Pension Plan

We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 8, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. We make contributions to the plan on behalf of our eligible employees. Employees do not make contributions to the plan. The pension plan is intended to qualify under Section 401 of the Internal Revenue Code.

The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by his years of accredited service, minus a percentage of benefits received under social security. The company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (i) base salary, including salary deferrals, and (ii) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.

Participants become eligible to begin receiving payments when they reach the “normal” retirement age of 65. Under certain circumstances participants are eligible to receive payments at early retirement; however, under no circumstances can a participant be qualified for early retirement before the age of 45. None of our named executive officers is currently eligible for early retirement under the terms of the pension plan and the pension benefit restoration plan described below. Benefits under the pension plan for Messrs. Bradley and Fogarty were frozen as of December 31, 2005; however, they continue to accumulate years of credited service for purposes of vesting under the plan. The other named Executive Officers do not participate in the Pension Plan.

Pension Benefit Restoration Plan

Certain participants in the tax-qualified pension plan, including the participating named executive officers, are eligible to participate in a non-qualified pension benefit restoration plan (the “Pension Benefit Restoration Plan”), which is intended to restore certain benefits that may not be provided under the pension plan due to certain limitations under the Internal Revenue Code that are imposed on tax-qualified plans. The terms set forth above with regard to the pension plan also apply to the Pension Benefit Restoration Plan, which is generally designed to mirror the pension plan.

2010 Nonqualified Deferred Compensation

The following table sets forth information regarding participation of our named executive officers in our non-qualified deferred compensation plans. Amounts set forth in the table are under our Deferred Compensation and Restoration Plan.

Name	Executive Contributions in Fiscal 2010 ($)	Kraton Contributions in Fiscal 2010 ($) (1)	Aggregate Earnings in Fiscal 2010 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Kevin M. Fogarty	19,800	32,258	27,002	—	253,473
David A. Bradley	10,800	18,000	28,705	—	197,394
Stephen E. Tremblay	7,800	7,800	3,986	—	66,699
Lothar P. F. Freund	3,300	5,500	2,538	—	41,534
Stephen W. Duffy	3,300	3,300	655	—	13,532

(1)	Amounts set forth in this column were reported in “All Other Compensation” in our “2010 Summary Compensation Table.”
(2)

Our named executive officers do not earn above-market or preferential earnings on contributions under this plan, so these amounts were not reported in the “2010 Summary Compensation Table.” In 2010, our named executive officers invested in the following funds with the following annual rates of return: Fidelity Diversified International (9.65%); Fidelity Freedom Income Fund (7.63%); Fidelity Freedom 2030 (14.04%); Fidelity Freedom 2035 (14.46%); Fidelity Emerging Markets (18.22%); DWS Global Small Cap Growth S (26.95%); Mutual Global Discovery A (11.08%); Fidelity Leveraged Co. Stock (24.51%); PIMCO High Yield ADM (13.96%); Fidelity Contrafund (16.93%); MSIF Emerging Markets (18.20%); Fidelity Pacific Basin (32.80%); Fidelity Latin America (16.49%); and Fidelity Real Estate Inc. (18.81%).

Deferred Compensation and Restoration Plan

Our Deferred Compensation and Restoration Plan is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to certain limitations under the Internal Revenue Code that are imposed by the Internal Revenue Code on tax-qualified plans. Prior to the commencement of each plan year, participants make elections to defer any portion of their base compensation (including all amounts paid by the company for services rendered, but excluding any amounts paid for overtime, commissions, severance payments, bonus compensation or the value of any stock option granted) under both the savings plan and the Deferred Compensation and Restoration Plan. Deferrals are notionally invested in accordance with the participant’s investment elections in the company’s savings plan. Contributions by both Kraton and the participant are made to the tax-qualified savings plan until the maximum amount permitted by law has been contributed to such plan, after which contributions are made to the Deferred Compensation and Restoration Plan. Distributions made pursuant to the Deferred Compensation and Restoration Plan are only made in connection with the participant’s separation from service or death, provided that in certain circumstances, the company may grant a hardship distribution in accordance with the requirements of the Internal Revenue Code.

Termination and Change in Control Payments

The following tables set forth the estimated value of payments and benefits that our named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of Kraton, in each case occurring on December 31, 2010, in addition to the amounts they would be entitled to receive pursuant to the pension plan, the Pension Benefit Restoration Plan and the Deferred Compensation and Restoration Plan, each as described above, as well as benefits available generally to salaried employees. Also excluded from the tables below are payouts under the Executive Deferred Compensation Plan, a plan formerly available to our executives, now frozen, under which they were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of Kraton common stock that are to be issued six months after separation from employment. Complete descriptions of employment agreements immediately follow these tables.

Kevin M. Fogarty

In addition to the amounts set forth in the table below, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 27,809 shares of Kraton common stock based on phantom shares of Kraton common stock Mr. Fogarty holds as a result of a deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards (4)	Continuation of Medical Benefits
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	862,500	—	29,704
By us without cause or by executive for good reason within one year of a change in control (2)	2,875,000	5,952,309	39,606
Upon Disability (3)	—	—	19,803
Upon Death	—	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Mr. Fogarty’s employment by us without cause, due to our election not to extend the employment term, or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for a period of up to 18 months and (ii) continuation of medical benefits for up to 18 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).
(2)	Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within one year of a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for a period of 24 months and (ii) a lump sum cash payment equal to two times Mr. Fogarty’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 24 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).
(3)	Upon termination of Mr. Fogarty’s employment due to Disability he is entitled to continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options vest immediately in the event of termination of Mr. Fogarty’s employment by us without “cause” or, in some instances, by Mr. Fogarty for “good reason” within one or two years following a change in control, while restricted shares vest immediately in the event of termination of Mr. Fogarty’s employment by us without “cause” or, in some instances, by Mr. Fogarty for “good reason” within one year following a change in control. This value represents an amount equal to the number of shares underlying all of Mr. Fogarty’s unvested restricted stock and stock options as of December 31, 2010 multiplied (i) in the case of restricted stock, by the closing market price of our common stock on December 31, 2010 ($30.95), which was the last business day of fiscal 2010, and (ii) in the case of stock options, by the spread between the closing market price of our common stock on December 31, 2010 and the applicable exercise price of each stock option.

David A. Bradley

Mr. Bradley resigned from Kraton effective January 15, 2011. Mr. Bradley resigned without Good Reason (as defined in his employment agreement), and his employment agreement did not entitle him to any severance payment, accelerated vesting of equity awards or continuation of medical benefits in connection with his resignation. In addition, on the first day of the seventh month from his date of separation, Mr. Bradley is entitled to the issuance of 5,607 shares of Kraton common stock based on deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan described above.

Stephen E. Tremblay

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($)(4)	Continuation of Medical Benefits ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	375,000	—	19,803
By us without cause or by executive for good reason within one year of a change in control (2)	1,031,250	2,100,752	29,704
Upon Disability (3)	187,500	—	—
Upon Death (3)	187,500	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Mr. Tremblay’s employment by us without cause, due to our election not to extend the employment term, or by Mr. Tremblay for “good reason,” Mr. Tremblay is entitled to (i) continuation of base salary for a period of 12 months and (ii) continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Mr. Tremblay’s employment by us without cause or by Mr. Tremblay for “good reason” within one year of a change in control, Mr. Tremblay is entitled to (i) continuation of base salary for a period of 18 months and (ii) a lump sum cash payment equal to 1.5 times Mr. Tremblay’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 18 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).
(3)	Upon termination of Mr. Tremblay’s employment due to Disability or death, he, or his estate, as the case may be, is entitled to a pro rata portion of the bonus for the year during which the termination occurs. Given that for the purposes of this disclosure, termination is deemed to have occurred on December 31, 2010, Mr. Tremblay would have received 100% of his target bonus.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options vest immediately in the event of termination of Mr. Tremblay’s employment by us without “cause” or, in some instances, by Mr. Tremblay for “good reason” within one or two years following a change in control, while restricted shares vest immediately in the event of termination of Mr. Tremblay’s employment by us without “cause” within one year following a change in control. This value represents an amount equal to the number of shares underlying all of Mr. Tremblay’s unvested restricted stock and stock options as of December 31, 2010 multiplied (i) in the case of restricted stock, by the closing market price of our common stock on December 31, 2010 ($30.95), which was the last business day of fiscal 2010, and (ii) in the case of stock options, by the spread between the closing market price of our common stock on December 31, 2010 and the applicable exercise price of each stock option.

Lothar P. F. Freund

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($)	Continuation of Medical Benefits ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	300,000	—	19,803
By us without cause or by executive for good reason within one year of a change in control (2)	825,000	667,230	29,704
Upon Disability (3)	150,000	—	—
Upon Death (4)	150,000	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Dr. Freund’s employment by us without cause, due to our election not to extend the employment term, or by Dr. Freund for “good reason,” Dr. Freund is entitled to (i) continuation of base salary for a period of 12 months and (ii) continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Dr. Freund’s employment by us without cause or by Dr. Freund for “good reason” within one year of a change in control, Dr. Freund is entitled to (i) continuation of base salary for a period of 18 months and (ii) a lump sum cash payment equal to 1.5 times Dr. Freund’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 18 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).
(3)	Upon termination of Dr. Freund’s employment due to Disability or death, he, or his estate, as the case may be, is entitled to a pro rata portion of the bonus for the year during which the termination occurs. Given that for the purposes of this disclosure, termination is deemed to have occurred on December 31, 2010, Dr. Freund would have received 100% of his target bonus.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options vest immediately in the event of termination of Dr. Freund’s employment by us without “cause” or, in some instances, by Dr. Freund for “good reason” within one or two years following a change in control. This value represents an amount equal to the number of shares underlying all of Dr. Freund’s unvested stock options as of December 31, 2010 multiplied by the spread between the closing market price of our common stock on December 31, 2010 ($30.95) and the applicable exercise price of each stock option.

Stephen W. Duffy

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($)(4)	Continuation of Medical Benefits ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	300,000	—	19,803
By us without cause or by executive for good reason within one year of a change in control (2)	825,000	735,293	29,704
Upon Disability (3)	150,000	—	—
Upon Death (3)	150,000	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Mr. Duffy’s employment by us without cause, due to our election not to extend the employment term, or by Mr. Duffy for “good reason,” Mr. Duffy is entitled to (i) continuation of base salary for a period of 12 months and (ii) continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Mr. Duffy’s employment by us without cause or by Mr. Duffy for “good reason” within one year of a change in control, Mr. Duffy is entitled to (i) continuation of base salary for a period of 18 months and (ii) a lump sum cash payment equal to one times Mr. Duffy’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 18 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).
(3)	Upon termination of Mr. Duffy’s employment due to Disability or death, he, or his estate, as the case may be, is entitled to a pro rata portion of the bonus for the year during which the termination occurs. Given that for the purposes of this disclosure, termination is deemed to have occurred on December 31, 2010, Mr. Duffy would have received 100% of his target bonus.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options vest immediately in the event of termination of Mr. Duffy’s employment by us without “cause” or, in some instances, by Mr. Duffy for “good reason” within one or two years following a change in control. This value represents an amount equal to the number of shares underlying all of Mr. Duffy’s unvested stock options as of December 31, 2010 multiplied by the spread between the closing market price of our common stock on December 31, 2010 ($30.95) and the applicable exercise price of each stock option.

Employment Agreements

The employment agreements for Messrs. Fogarty, Bradley, Tremblay, Freund and Duffy provided for an annual base salary for 2010 of $575,000, $425,000, $375,000, $300,000 and $300,000, respectively. The Employment Agreements provide for target and maximum bonus opportunities of 100% and 200% of base salary for Mr. Fogarty, 75% and 150% of base salary for Mr. Bradley, 50% and 100% of base salary for each of Messrs. Tremblay, Freund and Duffy. Please see the section entitled “Base Salary” above for information regarding increases in salary for fiscal year 2011.

Severance Arrangements as Set Forth in Employment Agreements

The employment agreements generally set forth the severance, if any, a named executive officer is entitled to under varying circumstances. The provisions of the named executive officer’s agreements that are related to payments on termination of employment or a change in control of Kraton are set forth in the tabular disclosure directly above under the heading “Termination and Change in Control Payments.”

Generally, the employment agreements define “Cause” to mean (A) the executive’s continued failure substantially to perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our company; (B) failure to maintain his principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our company’s property; (D) executive’s conviction of or plea of guilty or no contest to (x) a felony or (y) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties under the employment agreement or any act or omission which is materially injurious to the financial condition or business reputation of our company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in the employment agreement.

Generally, the employment agreements define “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits other than, except in the case of Mr. Fogarty’s employment agreement, an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, TX, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason unless we fail to cure such event within 30 days after receipt from the executive of written notice and provided further that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given us written notice thereof prior to such date.

Each of our named executive officers’ employment agreements contain confidentiality provisions and provide for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by us to our non-employee directors. We also reimburse our directors for travel, lodging and related expenses incurred in attending board or committee meetings and for directors’ education programs and seminars.

2010 Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Richard C. Brown (2)	50,000	49,679	99,679
Kelvin L. Davis	50,000	49,679	99,679
Steven J. Demetriou (3)	50,000	49,679	99,679
Barry J. Goldstein (4)	65,000	49,679	114,679
Michael G. MacDougall	50,000	49,679	99,679
Kevin G. O’Brien	50,000	49,679	99,679
Dan F. Smith (5)	200,000	308,608	508,608
Karen A. Twitchell	50,000	49,679	99,679
Timothy J. Walsh	60,000	49,679	109,679
Nathan H. Wright	50,000	49,679	99,679

(1)	Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 2, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	At December 31, 2010, Mr. Brown had 16,651 options outstanding, of which 11,101 were exercisable.
(3)	At December 31, 2010, Mr. Demetriou had 11,100 options outstanding, of which 9,250 were exercisable.
(4)	At December 31, 2010, Mr. Goldstein had 16,651 options outstanding, of which 11,101 were exercisable.
(5)	At December 31, 2010, Mr. Smith had 14,801 options outstanding, of which 14,801 were exercisable, and 22,202 shares of restricted stock, which are due to vest on January 27, 2013.

2010 Director Compensation

During 2010, for our non-management directors were compensated by a combination of retainers and grants of common and restricted stock.

Retainers

Our non-employee directors received retainers for serving on our board of directors as follows:

Position	Retainer ($)
Chairman of the Board	200,000
Board Member	50,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000

Equity Awards

Mr. Smith is eligible to receive annual equity grants to be determined by the board in its discretion. In January 2010, he received a restricted stock grant of 22,202 shares with a three-year cliff vest provided he remains on our board. In January 2010, all other non-management Directors received a grant of $50,000 of our common stock.

2011 Director Compensation

Our board has adopted the following compensation program for our non-management directors under which these directors are to compensated by a combination of retainers and grants of common stock.

Retainers

Our non-employee directors will receive retainers for serving on our board of directors as follows:

Position	Retainer ($)
Chairman of the Board	200,000
Board Member	60,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000

Equity Awards

Mr. Smith is eligible to receive annual equity grants to be determined by the board in its discretion. He did not receive an equity grant for 2011. All other Directors received a grant of $60,000 of our common stock on January 27, 2011.

Indemnification of Officers and Directors and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of Kraton. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. We maintain liability insurance that insures our directors and officers against certain losses and that insures us against our obligations to indemnify our directors and officers.

In addition, we have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

PROPOSAL 2—APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR 2009 EQUITY INCENTIVE PLAN

Description of the Proposal

Our Board of Directors has approved, subject to approval by our stockholders, the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated effective as of May 25, 2011, known as the Polymer Holdings LLC 2009 Equity Incentive Plan prior to approval of this proposal (the “Equity Plan”).

In addition to the change in the name of the Equity Plan and a clarification of delegation authority, the limit on the maximum number of shares of our common stock that may be covered by awards granted under the Equity Plan in any calendar year (the “aggregate annual share limit”) is increased from 400,000 shares to 750,000 shares. Additionally, the Equity Plan no longer allows for the repricing of options or stock appreciation rights. Our Board of Directors is also seeking approval of the Equity Plan by our stockholders in order that performance-based awards granted under the Equity Plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). No other substantive changes to the Equity Plan are proposed.

Rationale for the Approval of the Equity Plan

The Equity Plan initially received stockholder approval on November 30, 2009, prior to the company being publicly held. The purpose of the Equity Plan is to promote the interests of the company and its stockholders by providing the employees and independent contractors of the company, and eligible non-employee directors of the company, who are largely responsible for the management, growth, and protection of the business of the company, with incentives and rewards to encourage them to continue in the service of the company. The Equity Plan is designed to meet this purpose by providing such employees, independent contractors, and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the company. Accordingly, the Equity Plan provides for discretionary grants of incentive and non-qualified options, restricted stock, restricted stock units, stock appreciation rights and performance-based compensation awards; each type of grant is referred to as an “award.”

The Equity Plan provided that for the 2010 calendar year, the maximum number of shares of common stock that may be covered by awards granted under the plan may not exceed 750,000 shares. Prior to approval of the proposed amended and restated Equity Plan, for post-2010 calendar years, the aggregate annual share limit is 400,000 shares. Our Compensation Committee and our board of directors consider the aggregate annual share limit to be inadequate to achieve the ongoing stated purposes of the Equity Plan. If the amended and restated Equity Plan is approved by our stockholders, the aggregate annual share limit will be increased to 750,000 shares. The Equity Plan will also reflect that the current name of the company and provide that repricing of options and stock appreciation rights is not allowed.

Our Compensation Committee strongly believes that we must be able to grant meaningful equity awards broadly among certain of our employees, non-employee directors and independent contractors in order to attract and retain top talent and help provide for our long-term success, and that our ability to make these grants is in the best interests of our stockholders. We believe that the increase in the aggregate annual share limit by 350,000 shares to 750,000 shares is necessary in order to permit the granting of a sufficient number of annual awards.

The Equity Plan also limits the total number of shares of common stock that may covered by awards granted under the Plan in any calendar year to any one participant to no more than 300,000 shares. No change is made to this individual annual share limit. Thus, while we are proposing to increase the aggregate annual share limit, the Equity Plan will continue to provide that no participant may be granted awards during any calendar year that relate to more than 300,000 shares.

Under Section 162(m) of the Code, the annual compensation paid to a company’s chief executive officer and its four most highly compensated executive officers is not deductible to the extent that it exceeds $1 million, unless it qualifies as “performance-based” compensation. We currently rely on Treas. Reg. Section 1.162-27(f), which provides that the deduction limit of Section 162(m) of the Code does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the company was not publicly held. Generally, we may rely on this “grandfather” provision until the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which we became publicly held, or until our 2013 stockholder meeting. After the expiration of the grandfather, we can preserve the deductibility of compensation over $1 million if awards satisfy the conditions of Section 162(m) of the Code. One condition for qualification as performance-based compensation is approval of the Equity Plan and the material terms of the underlying performance goals by our stockholders. Rather than waiting until the end of grandfather status, our Compensation Committee and our board of directors believe it is in the best interest of the company to request stockholder approval of the Equity Plan and the material terms of the performance goals under the Equity Plan now.

Accordingly, we are submitting the proposed amended and restated Equity Plan to our stockholders for approval. Because certain of our directors and executive officers may be eligible to receive awards under the Equity Plan, such directors and executive officers may be considered to have an interest in this proposal.

Description of the Equity Plan

The following is a summary of the principal provisions of the proposed amended and restated Equity Plan, including the material terms of the performance goals under the Equity Plan, a copy of which is attached to this proxy statement as Appendix A. This summary does not purport to be a complete description of all of the provisions of the Equity Plan and is qualified in its entirety by express reference to the complete text of the Equity Plan.

Purpose of the Plan. The purpose of the Equity Plan are to promote the interests of the company and its stockholders by providing the employees, independent contractors, and eligible non-employee directors of the company, who are largely responsible for the management, growth, and protection of the business of the company, with incentives and rewards to encourage them to continue in the service of the company. The Equity Plan is designed to meet this purpose by providing such employees, independent contractors, and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the company.

Administration of the Plan. The Equity Plan is administered by our Compensation Committee. Our Compensation Committee determines which employees and independent contractors are eligible to receive awards under the Equity Plan and interprets the Equity Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the Equity Plan or any awards granted under the Equity Plan as it deems to be appropriate. Our Board may grant awards to directors. The Compensation Committee may delegate its authority to grant awards, other than to officers and directors who are subject to the provisions of Section 16 of the Securities Exchange Act, to any committee or sub-committee of our Board.

Number of Authorized Shares. The maximum number of shares of common stock reserved for issuance under the Equity Plan is 4,350,000 shares, and there are currently 3,330,959 authorized shares remaining for issuance under the Equity Plan. Shares of common stock issued under the Equity Plan may be either authorized and unissued shares or treasury shares, or both, at the sole discretion of our Compensation Committee. Subject to the terms of the Equity Plan, 1,000,000 of the reserved shares may be issued pursuant to incentive stock options (“ISOs”). Any shares covered by an award that are not purchased or are forfeited or otherwise terminated shall be available for future grants under the Equity Plan. The number and class of shares available under the Equity Plan and/or subject to outstanding awards may be equitably adjusted by our Compensation Committee in the event of various changes in the capitalization of our company. No participant may receive awards under the Equity Plan in any calendar year that relate to more than 300,000 shares of common stock. Prior to approval of the proposed amendment, the aggregate annual share limit under the Equity Plan in any calendar year is 400,000 shares. After approval of the proposed Equity Plan, this limit will increase to 750,000 shares.

Types of Awards. The Equity Plan provides for the issuance of ISOs, non-qualified stock options (“NSOs” ), stock appreciation rights (“SARs”), restricted stock awards and restricted stock unit awards, in addition to other equity or equity-based awards as our Compensation Committee determines from time to time.

Incentive Stock Options. An ISO is a stock option that meets the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than ten years, and that the option be granted from a plan that has been approved by stockholders.

Non-qualified Stock Options. A non-qualified stock option is an option that does not qualify under Section 422 of the Code and grants a participant the right to purchase a certain number of shares of our common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of our common stock on the grant date. The term of a non-qualified stock option may not exceed ten years from the date of grant. The exercise price may be paid with cash, shares of our common stock already owned by the participant, or with the proceeds from a sale of the shares subject to the option.

Stock Appreciation Rights. A stock appreciation right, or “SAR,” entitles the participant to receive an amount equal to the difference between the fair market value of our common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of our common stock on the grant date), multiplied by the number of shares subject to the SAR. A SAR may be granted in substitution for a previously granted option, and if so, the exercise price of any such SAR may not be less than 100% of the fair market value of our common stock as determined at the time the option for which it is being substituted was granted. Payment to a participant upon the exercise of a SAR may be in cash and/or shares of our common stock.

Other Stock-Based Awards. Our Compensation Committee may grant other stock-based awards to employees and independent contractors and our board of directors may grant such awards to directors subject to such terms and conditions as our Compensation Committee or our board of directors, as appropriate, may determine. Each such award may (i) involve the transfer of actual shares of our common stock to participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of our common stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as performance-based compensation (by satisfying the requirements of Section 162(m) of the Code for deductibility of remuneration paid to “covered employees”); provided that each such award shall be denominated in, or shall have a value determined by reference to, a number of shares of our common stock that is specified at the time of the grant of such award.

Performance-Based Compensation. The amount payable with respect to an award that is intended to qualify as “performance-based compensation” under the Equity Plan shall be determined in a manner permitted by Section 162(m) of the Code. Our Compensation Committee shall establish performance measures, the level of actual achievement of performance goals and the amount payable with respect to an award intended to qualify under Section 162(m) of the Code. Our Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may, subject to certain limitations, exercise its discretion to reduce the amounts payable under any award subject to performance conditions. The grant, exercise and/or settlement of such performance or annual incentive award shall be contingent upon achievement of pre-established performance goals which shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria.

Performance Goals for Performance-Based Compensation. The performance goals upon which the payment or vesting of an award (other than an option or SAR) to a “covered employee” subject to Section 162(m) of the Code that is intended to qualify as performance-based compensation depends shall (i) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by our Compensation Committee result in the achievement of performance goals being “substantially uncertain” at the time of goal establishment and (ii) relate to one or more of the following “performance goals”:

•	EBITDA;

•	profit;

•	safety performance;

•	innovation as a percent of total revenue;

•	cost out and pricing initiatives before or after tax net income;

•	earnings per share;

•	book value per share;

•	stock price;

•	return on stockholder’s equity;

•	expense management;

•	improvements in capital structure;

•	profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year);

•	business growth (percent increase in revenue from year to year);

•	before or after tax profit margins;

•	budget comparisons;

•	total return to stockholders;

•	market share (percent shares the company has captured in the market);

•	increase in production volume (percent of increase from year to year);

•	increase in productivity yield per acreage;

•	percent of decrease in production costs;

•	customer satisfaction based on a third party survey;

•	decrease costs of delivery of service (e.g. freight costs, costs of loans, reduction of inventory);

•	decrease turnaround time for servicing requests or processing information (e.g. number of days closing, numbers of days accounts payables turnaround time);

•

identification of ways to cut down costs on a long term basis; implementation of new systems, processes, procedures to accomplish better efficiency, reduce current costs, or provide better management information reports;

•	implementation of improvements in area of accountability and responsibility that has great impact on the management of the business; and

•	the relative performance of the company against a peer group of companies on any of the measures above.

Our Compensation Committee will determine the length of the performance period with respect to each award that is intended to be performance-based compensation; provided that in no event shall will performance period be shorter than one fiscal year of the company. Performance periods may be overlapping. Our Compensation Committee will generally establish the performance targets and performance schedules for a performance period within 90 days of the commencement of the performance period. As noted above, no participant may receive awards under the Equity Plan, including awards of performance-based compensation, in any calendar year that relate to more than 300,000 shares of common stock.

The measurement of any performance goal(s) may include or exclude the impact of charges for asset write-downs, any impact of using the LIFO or FIFO method of inventory accounting, litigation or claim judgments or settlements, restructurings, discontinued operations, mergers, acquisitions, divestitures, foreign exchange gains and losses, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reporting results, each as defined by generally accepted accounting principles and as identified in the company’s audited financial statements, including the notes thereto, provided that such inclusions or exclusions affecting awards to covered employees must satisfy the requirements of Section 162(m) of the Code if applicable. Any performance measure(s) may be used to measure the performance of a participant, the company or one of our subsidiaries as a whole or any business unit of the company or a subsidiary or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance goals as compared to the performance of a group of comparator companies, or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate.

The foregoing notwithstanding, the Compensation Committee, in its sole discretion, may (i) adopt conditions with respect to any award that is not intended to qualify as performance-based compensation that relate to performance other than the performance goals, and (ii) subject to the terms of the Equity Plan, amend previously granted awards in a way that disqualifies them as performance-based compensation.

Compensation Committee Discretion. On or after the date of grant of an award, our Compensation Committee may (i) in the event of the Participant’s death, disability or retirement, or in the event of a change in control, accelerate the date on which any such award becomes vested or exercisable, as the case may be, (ii) accelerate the date on which any such award becomes transferable, (iii) extend the term of any such award, (iv) waive any conditions to the vesting, exercisability or transferability, as the case may be of such award or (v) provide for the payment of dividends or dividend equivalents with respect to any such award; provided such action would not cause tax to become due under Section 409A of the Code. The terms of an option or stock appreciation right may not be amended in a manner that allows for repricing.

Amendment and Termination. The Equity Plan may be further amended or terminated by our Board of Directors at any time, but no amendment may be made without stockholder approval if it would require approval by stockholders in order to comply with any applicable law, regulation or the rules of the New York Stock Exchange (or principal national securities exchange upon which our common stock is traded). Except as expressly provided in the Equity Plan or the applicable grant agreement, no termination, suspension, amendment or other action in respect of the Equity Plan may adversely affect the right of any participant with respect to a previously granted award without the participant’s consent.

Federal Income Tax Consequences of Equity Plan Awards. The following is a brief summary of the principal United States federal income tax consequences of transactions under the Equity Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Incentive Stock Options. No taxable income is reportable when an ISO is granted or exercised (except for participants who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the ISO is exercised). If the recipient exercises the ISO and then sells the underlying shares of stock more than two years after the grant date and more than one year after the exercise date, the excess of the sale price over the exercise price will be taxed as capital gain or loss. If the recipient exercises the ISO and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the ISO.

Non-Qualified Stock Options. No taxable income is reportable when an NSO is granted. Upon exercise, generally, the recipient will have ordinary income equal to the fair market value of the underlying shares of stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the recipient.

Stock Appreciation Rights. No taxable income is reportable when a SAR is granted. Upon exercise, generally, the recipient will have ordinary income equal to the fair market value of the underlying shares of stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the recipient.

Restricted Stock Awards and Restricted Stock Unit Awards. A recipient of restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, he or she elects to be taxed at that time. In the case of restricted stock, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares. In the case of restricted stock units, he or she will have ordinary income on the payment date equal to the amount paid in cash or the fair market value of shares distributed to the participant.

Withholding. To the extent required by law, the company will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as it deems advisable to enable the company and the participant to satisfy withholding and tax obligations related to any awards.

Section 280G/4999 of the Code. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G and Section 4999 of the Code and, to such extent, will be non-deductible by us and will be subject to a 20% excise tax payable by the participant.

Tax Effect for Our Company. We generally will receive a tax deduction for any ordinary income recognized by a participant in respect of an award under the Equity Plan (for example, upon the exercise of a NSO). In the case of ISOs that meet the holding period requirements described above, the participant will not recognize ordinary income; therefore, we will not receive a deduction. Special rules under Section 162(m) of the Code limit the deductibility of compensation paid to our CEO and to each of our four most highly compensated executive officers (currently, by notice issued by the Internal Revenue Service, the special rules apply to our CEO and our three most highly compensated executive officers, excluding our chief financial officer). Under Section 162(m) of the Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. Based on Section 162(m) of the Code and the regulations issued thereunder, our ability to deduct compensation generated in connection with the exercise of options and stock appreciation rights granted under the Equity Plan is not limited by Section 162(m) of the Code.

Compensation that qualifies under Section 162(m) of the Code as “performance-based” compensation is specifically exempt from the deduction limit. Prior to approval of the Equity Plan by our stockholders, we rely on Treas. Reg. Section 1.162-27(f) which provides that the deduction limit of Section 162(m) of the Code does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the company was not publicly held. Subject to certain requirements, we may rely on this “grandfather” provision until the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which we became publicly held, or until our 2013 stockholder meeting. Subject to stockholder approval of the Equity Plan (as described in this proposal), we believe awards granted under the Equity Plan as performance-based compensation generally should not be limited by Section 162(m) of the Code provided the vesting of such awards are based solely on the achievement of performance goals established for such grants. As described above, our deduction may also be limited by Section 280G of the Code.

Plan Benefits

Any future awards granted to directors, executive officers and non-executive officer employees under the Equity Plan, as amended and restated, are subject to the discretion of the Committee and, therefore, are not determinable at this time. The following table presents the number of shares of our common stock subject to stock options, the number of restricted stock awards and the aggregate grant date fair value of such awards granted during 2010 to our chief executive officer, the other named executive officers, the current executive officers as a group, all non-executive officers and employees as a group and all non-employee directors as a group.3

Name and Position	Stock Options	Restricted Stock Awards	Fully-Vested Common Stock	Aggregate Grant Date Fair Value[4]
Kevin Fogarty	177,619	—	—	1,244,594
David Bradley	88,809	—	—	622,294
Stephen E. Tremblay	37,004	—	—	259,291
Lothar Freund	22,202	—	—	155,572
Stephen W. Duffy	18,502	—	—	129,645
All current executive officers as a group	296,130	—	—	2,698,996
All non-executive officers and employees as a group	255,000	—	—	2,409,475
All non-employee directors as a group	1,850	22,202	32,517	765,441

Effects of Not Approving the Plan; Board Recommendation

The vote required for approval of the Equity Plan, which includes approval of the material terms of the performance goals under the Equity Plan, is the affirmative vote of a majority of the shares of common stock entitled to vote and voted with respect to this item, provided that the total votes cast on the proposal (including abstentions) represent a majority of the shares of our common stock entitled to vote on the proposal. If the proposed Equity Plan, as amended and restated, is not approved by our stockholders, the proposed plan will not become effective, the Equity Plan as approved on November 30, 2009 will continue in effect in its current form and will continue to rely on the “grandfather” provision under Treas. Reg. Section 1.162-27(f) for purposes of Section 162(m) of the Code for up to the maximum period available (as described above) or until such earlier date that the Equity Plan is approved by our stockholders prior to the end of such period. Please see “Questions and Answers About the Meeting and Voting—What vote is required for passage of each of the proposals up for consideration at the annual meeting?” for a discussion of the vote required to approve the proposed Equity Plan.

The board of directors recommends that our stockholders vote “FOR” the approval of the amended and restated Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan.

[3]	The number of shares of our common stock subject to stock options, the number of restricted stock awards and the aggregate grant date fair value of such awards granted during 2011 to our chief executive officer, the other named executive officers, the current executive officers as a group, all non-executive officers and employees as a group and all non-employee directors as a group, respectively, are: Kevin Fogarty (83,098 options; 16,977 restricted shares; $2,085,420 value); Stephen E. Tremblay (22,259 options; 4,547 restricted shares; $558,590 value); Stephen W. Duffy (11,871 options; 2,425 restricted shares; $297,904 value); Lothar P. F. Freund (19,291 options; 3,941 restricted shares; $484,119 value); executive officers (195,353 options; 40,133 restricted shares; $4,932,728 value); non-executive officers and employees (87,555 options; 27,436 restricted shares; $2,480,982 value); non-employee directors (17,298 fully vested common shares; $534,335 value). No grants were made to David Bradley during 2011 as he resigned on January 15, 2011.
[4]	These amounts represent the full fair value of stock options and restricted stock awards as calculated under ASC Topic 718. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 2, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we seek to align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increases in total stockholder return, while at the same time avoiding encouragement of unnecessary or excessive risk-taking.

Material elements of compensation paid to our named executive officers in 2010 consisted of:

Element of Compensation	Performance-Based?	Purpose

Base Salary	No	• To attract and retain executive talent

Annual Cash Incentive Payments	Yes	• To incentivize the achievement of short-term performance goals

Long-Term Equity Incentive Grants (in the form of stock options)	Yes

•   To incentivize the achievement of long-term performance goals

•   To incentivize the achievement of long-term stock appreciation

•   To align the interests of management and stockholders

•   To aid retention of executive talent

Other Compensation (consisting of contribution to our Savings Plan and, for Dr. Freund, certain perquisites)	No	• To attract and retain executive talent • To provide market-competitive benefits • To serve as an additional employment incentive

By several key financial measures, our business returned excellent results in 2010.

•	Sales volume increased 18% compared to 2009 to 307 kilotons;

•	Sales revenue increased 33% compared to 2009 to approximately $1,228 million;

•	Net income was $96.7 million, compared to a net loss of $(0.3) million in 2009;

•	Earnings per share were $3.07, compared to a loss of $(0.1) in 2009; and

•	Adjusted EBITDA[5] was $194.9 million, or 16% of revenue, compared to $91.4 million, or 9% of revenue, in 2009.

[5]	For a reconciliation of Net Income/(Net Loss) to EBITDA and Adjusted EBITDA, please refer to “Compensation Discussion and Analysis—Reconciliation Net Income/(Net Loss) to EBITDA and Adjusted EBITDA.”

The board of directors recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation provided to the named executive officers. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as described in this proxy statement. The vote is advisory, which means that it is not binding on the Company, the board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the board of directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders. Accordingly, we and the board of directors welcome our stockholders’ views on this subject and will consider the outcome of this vote consistent with the best interests of all stockholders.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF A STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should conduct an advisory vote on the compensation of our named executive officers discussed in this proxy statement. Stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every year, every two years or every three years. Stockholders also may abstain from casting a vote on this proposal.

As described in the “Compensation Discussion and Analysis” section of the proxy statement, our compensation program is designed and administered by the Compensation Committee of the board of directors, composed entirely of independent directors, which carefully considers many different factors in order to provide appropriate compensation for our executives. The board has determined that an advisory vote on executive compensation each year is the best approach for the Company because an annual vote will provide the Compensation Committee with timely feedback to enable it respond to stockholders’ sentiments and to thoughtfully implement any necessary changes to our executive compensation arrangements and policies.

The board of directors recommends that stockholders vote “EVERY YEAR” with respect to the following resolution:

“RESOLVED, that a non-binding advisory vote of the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers, be held at an Annual Meeting of the Stockholders beginning with the 2011 Annual Meeting of the Stockholders, (1) every year, (2) every two years or (3) every three years.”

The board and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often the Company conducts an advisory stockholder vote on its executive compensation. Because this vote is advisory and non-binding, however, the board may decide to hold an advisory vote on named executive officer compensation more or less frequently than the deemed preferred option. Further, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm to examine our consolidated financial statements for the year ending December 31, 2011. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

The board of directors recommends that our stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Fees Paid to KPMG LLP

Audit Fees

During the years ended December 31, 2010 and 2009, the aggregate fees billed by KPMG LLP for the audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting and other professional services related to SEC registration statements were $1.5 million and $2.1 million, respectively.

Audit-Related Fees

During the years ended December 31, 2010 and 2009, the aggregate fees for certain procedures performed by KPMG LLP that related to the performance of the audit or review of our financial statements, but are not reportable as Audit Fees were $0.5 million and $0.3 million, respectively.

Tax Fees

During the years ended December 31, 2010 and 2009, the aggregate fees billed by KPMG LLP for tax compliance, tax advice and tax planning services were $0.4 million and $0.1 million, respectively. Such fees related to consultations involving U.S. earnings and profits calculations for our foreign subsidiaries, the restructuring during the transition phase of the single billing entity in The Netherlands and the review of value added tax (VAT) compliance.

All Other Fees

During the year ended December 31, 2009, the aggregate fees billed for services rendered by KPMG LLP not reportable as Audit Fees, Audit-Related Fees or Tax Fees was $0.2 million. Such fees related to review of our global enterprise resource planning, or ERP, implementation. No other fees were billed during the year ended December 31, 2010.

The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, were approved by the Audit Committee according to applicable SEC rules. The Audit Committee has determined the rendering of the above-mentioned non-audit services by KPMG LLP was compatible with maintaining our independent registered public accounting firm’s independence.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG LLP, that the provision of such services has not adversely affected KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.

Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for specific Audit Services (other than those described immediately above), Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.

The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated shall report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee does not delegate its responsibilities to pre-approve services to any member of our management.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee represents and assists the board in fulfilling its oversight responsibility relating to (i) the integrity of the company’s financial statements and financial reporting process and the company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the company with legal and regulatory requirements, including the company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out in the committee’s charter. The Audit Committee has the sole responsibility for the engagement and retention of the company’s independent registered public accounting firm and the approval of all audit and other engagement fees.

In discharging its responsibilities, the committee is not itself responsible for the planning or conducting of audits or for any determination that the company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The company’s management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2010 and management’s report of the effectiveness of the company’s system of internal control over financial reporting with the company’s management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

KPMG LLP audited the financial records of the company and its subsidiaries for the year ended December 31, 2010 and has served as our independent registered public accounting firm since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of Kraton’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the board of directors that the audited consolidated financial statements be included in Kraton’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Submitted by the Audit Committee:

Barry J. Goldstein, Chairman

Richard C. Brown

Karen A. Twitchell

OTHER BUSINESS

The board of directors is not aware of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter properly comes before the annual meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2012 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 15, 2011, unless the date of our 2012 annual meeting is more than 30 days before or after May 25, 2012, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to The Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2012 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than February 25, 2012, nor earlier than January 26, 2012, unless the date of our 2012 annual meeting is more than 30 days before or more than 60 days after May 25, 2012, the anniversary of our 2011 annual meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our Bylaws.

ADDITIONAL INFORMATION

Form 10-K

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.

Requests for copies of such report should be directed to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.

Important Notice Regarding Internet Availability of Proxy Materials for the 2011 Annual Meeting to be held on May 25, 2011

Our proxy material relating to our 2011 Annual Meeting (notice, proxy statement, proxy and 2010 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.

Delivery of Documents to Stockholders Sharing an Address

No more than one annual report and proxy statement are being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the proxy statement by writing to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the proxy statement may write the above address to request a change.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

STEPHEN W. DUFFY,

Vice President, General Counsel and Secretary

HOUSTON, TEXAS

April 8, 2011

Exhibit A

KRATON PERFORMANCE POLYMERS, INC.

2009 EQUITY INCENTIVE PLAN

(As Amended and Restated Effective May 25, 2011)

1.	Purpose of the Plan

This Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (formerly known as the Polymer Holdings LLC 2009 Equity Incentive Plan) is intended to promote the interests of the Company and its stockholders by providing the (i) employees and independent contractors of the Company and (ii) non-employee directors of Kraton Performance, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such employees, independent contractors, and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a) “Awards” mean all equity awards granted pursuant to the terms of the Plan including, but not limited to, Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, restricted stock awards and restricted stock unit awards granted pursuant to the terms of the Plan.

(b) “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

(c) “Board of Directors” means the Board of Directors of Kraton Performance.

(d) “Change in Control,” as used in any instrument governing the terms of any Award, means the occurrence of any of the following:

(i) Change in the Ownership of a Corporation. Any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(ii) Change in the Effective Control of a Corporation. The date any one person, or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or the date a majority of members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election.

(iii) Change in the Ownership of a Substantial Portion of a Corporation. A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of such corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(f) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(g) “Common Stock” means the common stock of Kraton Performance, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(h) “Company” means Kraton Performance Polymers, Inc. and all of its Subsidiaries and affiliates, collectively.

(i) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code.

(j) “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(k) “Effective Date” means November 30, 2009, the date the Plan was originally approved by the Company’s stockholders.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) the average of the high and low sales prices on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported or the Committee otherwise determines a different valuation is appropriate, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion in any manner consistent with Section 409A of the Code.

(n) “Incentive Stock Option” means an Option qualified under Section 422 of the Code.

(o) “Kraton Performance” means Kraton Performance Polymers, Inc., a Delaware corporation (formerly known as Polymers Holdings LLC), and any successor thereto.

(p) “Non-Qualified Stock Option” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

(q) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(r) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7.

(s) “Participant” means a Director, employee, or independent contractor of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted and, following the death of any such Person, his successors, heirs, executors, and administrators, as the case may be.

(t) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(u) “Performance Measures” means such measures as are described in Section 8 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(v) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award, other than an Option or Stock Appreciation Right, that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(w) “Performance Target” means performance goals and objectives with respect to a Performance Period.

(x) “Person” means a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(y) “Plan” means this Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as it may be amended from time to time.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Stock Appreciation Rights” means a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the exercise price of the Stock Appreciation Right.

(bb) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

3.	Stock Subject to the Plan, Share Counting Rules, and Individual Award Limits

(a) Stock Subject to the Plan. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan shall be 4,350,000. Furthermore, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan in any calendar year shall not exceed (i) 750,000 shares of Common Stock, plus (ii) any shares of Common Stock subject to Awards that expire, are forfeited, or are cancelled during the immediately preceding calendar year, plus (iii) any shares of Common Stock tendered by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Award during the immediately preceding calendar year, plus (iv) any shares of Common Stock tendered by a Participant or withheld by the Company to satisfy all or any portion of the exercise price related to an Award during the immediately preceding calendar year. The maximum number of shares of Common Stock that may be covered by Incentive Stock Options in all calendar years shall not exceed 1,000,000 shares of Common Stock. The shares referred to in the preceding sentences of this paragraph shall in each case be subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, in the sole discretion of the Committee. For Performance-Based Compensation, Shares payable upon achievement of target payouts shall be the number used for purposes of determining what portion of Performance-Based Compensation is counted against the total shares available for grant under the Plan.

(b) Share Counting Rules. Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) as provided in Section 10 of the Plan shall not count as used under the Plan for purposes of Section 3.

(c) Individual Award Limits. Subject to adjustment as provided in Section 10, no Participant may receive Awards under this Plan in any calendar year that relate to more than 300,000 shares of Common Stock.

4.	Administration of the Plan

(a) The Committee

The Plan shall be administered by the Committee, which shall consist solely of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), as an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3), and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority; provided that, with respect to any “independent” composition requirement under any rule of any applicable stock exchange or similar regulatory authority, the “independent” composition requirement shall be phased in pursuant to any applicable transition period; provided further that, with respect to any Award granted to, or any determination made with respect to, any Person subject to Section 16 of the Exchange Act prior to the date the “independent” composition requirement has been satisfied, such grant shall be approved by the full Board of Directors, and with respect to any Award granted to, or any determination made with respect to, any Covered Employee, prior to the date the “independent” composition requirement has been satisfied, such grant shall be approved by a subcommittee of the Committee that is composed solely of two or more “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3).

(b) Grant of Awards

The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and independent contractors of the Company who shall be granted Awards under the Plan and the amount, type, and other terms and conditions of such Awards. The Board of Directors may, consistent with the terms of the Plan, from time to time grant Awards to Directors. The Committee may prescribe agreements evidencing or setting the terms of any Awards, and amendments thereto, which documents and amendments need not be identical for each Participant.

The Committee may also enter into agreements with third parties pursuant to which such third parties may issue Awards to the Participants in lieu of the Company’s issuance thereof or assume the obligations of the Company under any Awards previously issued by the Company, in any case on such terms and conditions as may be determined by the Committee in its sole discretion.

Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards.

(c) Delegation of Authority

All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) to grant Awards under the Plan to persons who are not Directors or “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify.

In addition, the Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Common Stock under Awards, to interpret and administer the terms of Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan; provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action that would cause Awards intended to qualify as Performance-Based Compensation to fail to so qualify, (iii) to take any action inconsistent with Section 409A of the Code or (iv) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

(d) Committee Discretion

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Agreement) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment; provided that, no payment shall be made with respect to any Award that is subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding, and conclusive on all parties.

On or after the date of grant of an Award under the Plan, the Committee may (i) in the event of a Participant’s death, disability or retirement (in the case of disability and retirement, unless otherwise specified in the relevant grant agreement, as determined in accordance with the applicable policies and procedures of the Company as in effect from time to time) or in the event of a Change in Control, accelerate the date on which any such Award becomes vested or exercisable, as the case may be, (ii) accelerate the date on which any such Award becomes transferable, (iii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Award may remain outstanding, (iv) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Award or (v) provide for the payment of dividends or dividend equivalents with respect to any such Award; provided that the Committee shall not have any such authority and shall not take any such action to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code.

The Committee may grant dividend equivalents to any Participant based on the dividends declared on shares of Common Stock that are subject to any Award during the period between the date the Award is granted and the date the Award is exercised, vests, pays out, or expires. Such dividend equivalents may be awarded or paid in the form of cash, shares of Common Stock, restricted stock, or restricted stock units, or a combination, and shall be determined by such formula and at such time and subject to such accrual, forfeiture, or payout restrictions or limitations as determined by the Committee in its sole discretion. Dividend equivalents granted with respect to Options or Stock Appreciation Rights that are intended to be Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or Stock Appreciation Right is subsequently exercised.

(e) Payments by the Company

The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award; provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of a deferred compensation plan established and maintained by the Company, to the extent such deferred compensation plan permits deferral of Awards granted hereunder. Payments to be made by the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events; provided that, with respect to any Award subject to Section 409A of the Code, such acceleration or payment shall comply with Section 409A of the Code.

The Company may, to the extent permitted by applicable law and permissible under Section 409A of the Code, deduct from and set off against any amounts the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 4.

The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under any Award until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations; provided that the Committee shall take no action to the extent that the taking of such action would cause any tax to become due under Section 409A of the Code. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Common Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery, or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

The inability of the Company (after reasonable efforts) to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and/or sale of any Awards or shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue and/or sell such Awards or shares of Common Stock as to which such requisite authority shall not have been obtained.

In addition, the Committee may permit (including, without limitation, for purposes of deductibility under Section 162(m) of the Code) a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant in connection with any Award.

If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures, in accordance with Section 409A of the Code (to the extent applicable), for such payment or Common Stock delivery deferrals and any notional earnings to be credited on such deferred amounts; provided that in the case of any Award intended to qualify as Performance-Based Compensation, such earnings shall be in compliance with Code Section 162(m) of the Code.

(f) Limitation on Liability

The Committee may employ attorneys, consultants, accountants, agents, and other persons, and the Committee, the Company, and its officers, directors, and employees shall be entitled, in good faith, to rely or act upon any advice, opinions, or valuations of any such persons. In addition, the Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer, director, or employee of the Company, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.

No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or employee of the Company acting at the direction or on behalf of the Committee, shall be liable for any action, omission, or determination relating to the Plan, and Kraton Performance shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, employee, or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The persons who shall be eligible to receive Awards pursuant to the Plan shall be (a) those employees and independent contractors of the Company whom the Committee shall select from time to time and (b) Directors whom the Board of Directors shall select from time to time. Eligible persons shall include any person who has been offered employment by the Company; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company. An employee on leave of absence may be considered as still in the employ of the Company for purposes of eligibility for participation in the Plan, if so determined by the Committee. In lieu of making Awards directly to Participants, the Committee may make Awards under the Plan through or to a trust or other funding vehicle which in turn makes Awards to Participants or which issues interests in Awards held by it to Participants, in any case on such terms and conditions as may be determined by the Committee in its sole discretion. Each Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6.	Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The Award Agreement of each Option shall fix the exercise price and shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as a Non-Qualified Stock Option.

(b) Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period, and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and; provided further that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or in the relevant Award Agreement.

(2) Each Option may be exercised in whole or in part. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time; provided, however, that Participants shall have the right to exercise vested Options through net settlement in shares of Common Stock; provided, further that net cash settlement shall not be permitted.

(4) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Non-Qualified Stock Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. In addition, the Committee may impose such restrictions on any shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such shares.

(5) The terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights nor may outstanding Options or Stock Appreciation Rights be cancelled in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

(6) Regardless of the terms of any Award Agreement, the Committee shall have the right to substitute Stock Appreciation Rights for outstanding Options granted to any Participant; provided the substituted Stock Appreciation Rights call for settlement by the issuance of shares of Common Stock, and the terms of the substituted Stock Appreciation Rights and economic benefit of such substituted Stock Appreciation Rights are at least equivalent to the terms and economic benefit of the Options being replaced.

(c) Special Rules for Incentive Stock Options

(1) The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of Kraton Performance or any of its “subsidiaries” (within the meaning of Section 424 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such

Incentive Stock Option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, Incentive Stock Options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(2) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Kraton Performance or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

Options are not intended to provide for the deferral of compensation under Section 409A of the Code, and thus, are intended to be exempt from Treasury Regulations issued under Section 409A of the Code.

7.	Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein, including but not limited to restricted stock awards and restricted stock unit awards, in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of Stock Appreciation Rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance-Based Compensation; provided that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award. With respect to awards of restricted stock subject only to service-based conditions, such awards shall vest over a period of no fewer than three years. Notwithstanding the foregoing, to the extent any such Other Stock-Based Award is subject to Section 409A of the Code, the Award Agreement of such Other Stock-Based Award shall contain terms and conditions (including, without limitation and to the extent applicable, deferral and payment provisions) that comply with Section 409A of the Code.

8.	Performance-Based Compensation

(a) Calculation, Written Determinations, and Right of Recapture

The amount payable with respect to an Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

Determinations by the Committee as to the establishment of Performance Measures, the level of actual achievement of performance goals, and the amount payable with respect to an Award intended to qualify as Performance-Based Compensation under Section 162(m) of the Code shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such Award granted to a Covered Employee, that the performance goals and other material terms upon which settlement of the Award was conditioned have been satisfied.

If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 8, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested, or paid given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares of Common Stock (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares of Common Stock (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

(b) Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c) Performance Measures

The performance goals upon which the payment or vesting of any Award (other than Options and Stock Appreciation Rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall (a) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time of establishment of such goals, and (b) relate to one or more of the following Performance Measures: EBITDA; profit; safety performance; innovation as a percent of total revenue; cost out and pricing initiatives before or after tax net income; earnings per share; book value per share; stock price; return on stockholder’s equity; expense management; improvements in capital structure; profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year); business growth (percent increase in revenue from year to year); before or after tax profit margins; budget comparisons; total return to stockholders; market share (percent shares the Company has captured in the market); increase in production volume (percent of increase from year to year); increase in productivity yield per acreage; percent of decrease in production costs; customer satisfaction based on a third party survey; decrease costs of delivery of service (e.g. freight costs, costs of loans, reduction of inventory); decrease turnaround time for servicing requests or processing information (e.g. number of days closing, numbers of days accounts payables turnaround time); identification of ways to cut down costs on a long term basis; implementation of new systems, processes, procedures to accomplish better efficiency, reduce current costs, or provide better management information reports; implementation of improvements in area of accountability and responsibility that has great impact on the management of the business; the relative performance of the Company against a peer group of companies on any of the measures above. Performance goals may relate to individual performance, Company performance or business unit performance. Performance goals may differ for Awards granted to any one Participant or to different Participants.

The Committee shall determine the length of the Performance Period with respect to each Award that is intended to be Performance-Based Compensation; provided that in no event shall such Performance Period be shorter than one fiscal year of the Company. Performance Periods may be overlapping. The Committee shall establish the Performance Targets and Performance Schedules for such Performance Period prior to the earlier to occur of 90 days after the commencement of such Performance Period or the lapse of 25% of the Performance Period, and in any event while the outcome of such performance measures is substantially uncertain.

The measurement of any Performance Measure(s) may include or exclude the impact of charges for asset write-downs, any impact of using the LIFO or FIFO method of inventory accounting, litigation or claim judgments or settlements, restructurings, discontinued operations, mergers, acquisitions, divestitures, foreign exchange gains and losses, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reporting results, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto; provided, however, that such inclusions or exclusions that affect Awards to Covered Employees shall satisfy the requirements of Section 162(m) of the Code for deductibility. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or a Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Nothing in this Section 8 is intended to limit the Committee’s discretion to adopt conditions with respect to any Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Awards in a way that disqualifies them as Performance-Based Compensation.

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

9.	Effect of Separation from Service

Each Award Agreement shall set forth the effect of the Participant’s separation from service on any outstanding Awards. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued, and may reflect distinctions based on the reasons for the separation from service.

10.	Adjustment Upon Certain Changes

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards in any year, and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Participant in any year, shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, including any extraordinary cash dividend, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the stockholders of Kraton Performance, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall appropriately adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c) Certain Mergers

Subject to any required action by the stockholders of Kraton Performance, in the event that Kraton Performance shall be the surviving corporation in any merger, consolidation, or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Kraton Performance, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation, or similar transaction involving Kraton Performance in which Kraton Performance is not the surviving corporation, or (iv) a merger, consolidation or similar transaction involving Kraton Performance in which Kraton Performance is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion but subject to Section 409A of the Code to the extent applicable, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee in its reasonable discretion, of such Award; provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in accordance with U.S. Department of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) in the exercise price of the Award, and/or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award; or

(iii) a combination of (i) and (ii) above.

(e) Other Changes

In the event of any change in the capitalization of Kraton Performance or corporate change other than those specifically referred to in paragraphs (b), (c), or (d), the Committee shall make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

(f) No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class, or any dissolution, liquidation, merger, or consolidation of Kraton Performance or any other corporation. Except as expressly provided in the Plan, no issuance by Kraton

Performance of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(g) Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

11.	Rights Under the Plan

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued. Nothing in this Section 11 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate. Neither the adoption of the Plan nor the grant of any Award shall be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

12.	No Special Employment Rights; No Right to Award

(a) Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Neither an Award nor any rights arising under the Plan shall constitute an employment contract with the Company and, accordingly, the Plan and any Award hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.	Securities Matters

(a) Kraton Performance is under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Kraton Performance shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Kraton Performance is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements, and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to Kraton Performance shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Common Stock are traded. Kraton Performance may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal or state securities laws. Kraton Performance shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Tax Provisions & Withholding

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Award, and whenever any amount shall become payable in respect of any Award, Kraton Performance shall have the right to require the Participant to remit to Kraton Performance in cash an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, vesting, or payment prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, Kraton Performance shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, settlement, or payment. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Participant may tender to Kraton Performance a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election shall be irrevocable, made in writing, and signed by the Participant, shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and shall satisfy the Participant’s obligations under Section 14 hereof, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, Kraton Performance shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election shall be irrevocable, made in writing, and signed by the Participant, shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and shall satisfy the Participant’s obligations under Section 14 hereof, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(d) Consent to and Notification of Code Section 83(b) Election

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(e) Notification Upon Disqualifying Disposition Under Code Section 421(b)

If any Participant shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

15.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan; provided that no provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Award. Notwithstanding the foregoing, the Committee may terminate any Award previously granted and any agreement relating thereto in whole or in part provided that upon any such termination the Company, in full consideration of the termination of (i) any Option outstanding under the Plan (whether or not vested or exercisable) or portion thereof, pays to such Participant an amount in cash for each share of Common Stock subject to such Option or portion thereof being terminated equal to the excess, if any, of (a) the value at which a share of Common Stock received pursuant to the exercise of such Option would have been valued by the Company at that time for purposes of determining applicable withholding taxes or other similar statutory amounts, over (b) the exercise price, or, if the Committee permits and the Participant elects, accelerates the exercisability of such Participant’s Option or portion thereof (if necessary) and allows such Participant 30 days to exercise such Option or portion thereof before the termination of such Option or portion thereof, or (ii) any Award other than an Option outstanding under the Plan or portion thereof, pays to such Participant an amount in shares of Common Stock or cash or a combination thereof (as determined by the Committee in its sole discretion) equal to the value of such Award or portion thereof being terminated as of the date of termination (assuming the acceleration of the exercisability of such Award or portion thereof, the lapsing of any restrictions on such Award or portion thereof or the expiration of any deferral or vesting period of such Award or portion thereof) as determined by the Committee in its sole discretion; provided that, to the extent any such Award is subject to Section 409A of the Code, any such payment (including, without limitation, the timing and form thereof) shall comply with Section 409A of the Code.

Notwithstanding any other provision of the Plan to the contrary, the Committee may authorize the repurchase of any Award by the Company or a third party at any time for such price and on such terms and conditions as the Committee may determine in its sole discretion. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16.	No Obligation to Exercise

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

17.	Transfer Restrictions

Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind Kraton Performance unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

Except as provided in the preceding paragraph (regarding transfers upon the death of a Participant) and Section 6 (regarding the transfer of certain Non-Qualified Stock Options), no Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party (other than the Company), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by Kraton Performance. Any proceeds received by Kraton Performance in connection with any Award will be used for general corporate purposes.

19.	No Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

20.	Retirement and Welfare Plans

Neither Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit or except as the Committee may otherwise determine in its discretion.

21.	Compliance with Code Section 162(m)

It is the intent of the Company that Options and Stock Appreciation Rights granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 8 shall constitute qualified “performance-based compensation” within the meaning of Section 162(m) of the Code, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Section 8, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance goals.

22.	Certain Limitations on Awards to Ensure Compliance with Code Section 409A

The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with or be exempt from Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Award granted hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. Any reservation of rights by the Company hereunder affecting the timing of payment of any Award subject to Section 409A of the Code (including, without limitation, the rights of the Committee pursuant to Section 10(d)) will only be as broad as is permitted by Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross-up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A of the Code.

If an Award is intended to comply with Section 409A of the Code, all payments to be made upon a termination of employment under such Award may only be made upon a “Separation from Service” (as defined in Section 409A of the Code and the accompanying Treasury Regulations and guidance issued by the Internal Revenue Service). For purposes of Section 409A of the Code, each payment under an Award is treated as a separate and independent payment. In no event may the Participant, directly or indirectly, designate the calendar year of payment.

If the Participant is deemed to be a “Specified Employee” (as term is defined in Section 409A of the Code and the accompanying Treasury Regulations and guidance issued by the Internal Revenue Service) as of the date of his Separation from Service, as determined by Kraton Performance, the payment of any amount under an Award on account of Separation from Service that is deferred compensation subject to Section 409A of the Code and not otherwise exempt from Section 409A, shall not be paid before the earliest of (i) the first business day that is at least six months after the date of the Participant’s Separation from Service, (ii) the date of the Participant’s death, or (iii) the date that otherwise complies with the requirements of Section 409A of the Code. This provision shall be applied by accumulating all payments that otherwise would have been paid within six months of the Participant’s Separation from Service and paying such accumulated amounts, without interest, at the earliest date as described in the preceding sentence and any remaining payments due under such Award shall be paid or provided in accordance with the normal payment dates specified therein.

23.	Uncertificated Shares

To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

24.	Participants Based Outside of the United States

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has employees, Directors or independent contractors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which employees, Directors, and/or independent contractors outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to employees, Directors, and/or independent contractors outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 24 by the Committee shall be attached to the Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

25.	Legend

The certificates or book entry for shares of Common Stock may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such shares.

26.	Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreement or other agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

27.	Descriptive Headings

The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

28.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Texas without regard to its conflict of law principles.

29.	Effective Date, Term of Plan and Approval By Stockholders

The Plan was originally adopted and effective as of the Effective Date and shall terminate automatically on the ten year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 15.

The Plan, as amended and restated effective as of May 25, 2011, as adopted by the Board of Directors, was approved by the stockholders of Kraton Performance at the Annual Meeting of the Stockholders of Kraton Performance Polymers, Inc. held on May 25, 2011.

Kraton Performance Polymers, Inc.

2011 Annual Meeting of Stockholders

The Board of Directors Solicits this Proxy

PROXY

The undersigned hereby constitutes and appoints Kevin M. Fogarty, President and Chief Executive Officer of Kraton Performance Polymers, Inc., and Stephen W. Duffy, Vice President, General Counsel and Secretary of Kraton Performance Polymers, Inc., and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises and with discretionary authority to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Performance Polymers, Inc. held of record by the undersigned on April 1, 2011 at the Annual Meeting of Stockholders scheduled to be held at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 on May 25, 2011 at 3:00 p.m., central time, and at any and all postponements or adjournments thereof.

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

-or-

TELEPHONE – Call toll-free 1-800-652-VOTE (1-800-652-8683) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-or-

INTERNET – Access “www.investorvote.com/kra” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-652-VOTE (1-800-652-8683) or www.investorvote.com/kra until 11:59 p.m. eastern time on May 24, 2011.

The Board of Directors recommends a vote “FOR” the nominee listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” “EVERY YEAR” on Proposal 4 and “FOR” Proposal 5.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here ☐

					Every year	Every 2 years	Every 3 years	Abstain

1.      To elect the following Class II Director to serve until his successor is duly elected and qualified at the Annual Meeting of Stockholders held in 2014 or until his earlier death, resignation or removal.

				4. Advisory vote on the frequency of a stockholder advisory vote on named executive officer compensation	☐	☐	☐	☐
☐ For the Nominee ☐ Withhold Authority for the Nominee	☐ Richard C. Brown					For	Against	Abstain
				5. Ratify appointment of KPMG, LLP as independent registered public accounting firm for the 2011 fiscal year.		☐	☐	☐

Instruction: To withhold authority to vote for the nominee, mark “Withhold Authority for the Nominee” and fill in the box next to the nominee for which you wish to withhold authority.				6. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
	For	Against	Abstain

2. To approve the amendment and restatement of the 2009 Equity Incentive Plan	☐	☐	☐

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING

Our proxy material relating to our 2011 Annual Meeting (notice, proxy statement, proxy and 2010 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.

	For	Against	Abstain

3. Advisory vote on the compensation of named executive officers	☐	☐	☐	When properly executed, this proxy will be voted as designated herein by the undersigned. If no choice is specified, the proxy will be voted “FOR” the election of the nominee for Class II Director listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” “EVERY YEAR” on Proposal 4, “FOR” Proposal 5 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any and all postponements or adjournments thereof.

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.